Form 10-K, Exhibit 13
period 1997-03-31
MCKESSON CORP
filed 1997-06-19
CIK 927653

                                                                      EXHIBIT 13

                                    McKESSON


                             [PHOTO APPEARS HERE]
                                      97


                                 ANNUAL REPORT

                              OUR MISSION IS TO BE

                                THE WORLD LEADER

                             IN HEALTH CARE SUPPLY

                                 MANAGEMENT BY

                             ADVANCING THE SUCCESS

                                OF OUR PARTNERS



                                    CONTENTS


                           2 Letter to Shareholders
                             6 Essay on Operations
                            20 Six-Year Highlights
                   21 Six-Year Highlights Reporting Segments
                              22 Financial Review
                            29 Financial Statements
                 34 Notes to Consolidated Financial Statements
                  50 Statement of Management's Responsibility
                        50 Independent Auditors' Report
                           51 Directors and Officers
                          52 Shareholder Information
                            53 Investor Perspective

                               -----------------
                               McKESSON OVERVIEW
                               -----------------

CORPORATE PROFILE
--------------------------------------------------------------------------------

[MAP OF UNITED STATES APPEARS HERE]

 . McKesson Customer Operations
 . McKesson General Medical
 . Medis Health and Pharmaceutical Services
 . Nadro

McKesson Corporation, a Fortune 100 company, is the largest health care supply management company in North America through its U.S. Health Care businesses; its Canadian subsidiary, Medis Health and Pharmaceutical Services; and its interest in Mexico's Nadro. With its acquisition of General Medical, the largest multimarket distributor of medical-surgical supplies, McKesson has further extended its leadership in health care supply management. The corporation also owns McKesson Water Products Company, one of the nation's largest distributors of bottled drinking water.


McKESSON CORPORATION
--------------------------------------------------------------------------------

U.S. HEALTH CARE

Pharmaceutical and Retail Services
McKesson Health Systems
Customer Operations
McKesson General Medical Corp.
Zee Medical, Inc.


INTERNATIONAL HEALTH CARE

Canada -- Medis Health and Pharmaceutical Services, Inc.
Mexico -- Nadro, S.A. de C. V.
          (22.7% holding)


McKESSON WATER PRODUCTS COMPANY

Sparkletts(R)
Alhambra(R)
Crystal(TM)


McKESSON'S GROWING INFLUENCE ALONG THE HEALTH CARE SUPPLY CHAIN
--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]

MANUFACTURERS
Helping pharmaceutical and medical-surgical supply manufacturers get their valuable products to market -- rapidly, reliably, and universally

[PHOTO APPEARS HERE]

UTILIZATION MANAGEMENT
Using cost-effective decision support systems to help health care providers choose appropriate pharmaceuticals and supplies

[PHOTO APPEARS HERE]

PACKAGING
Providing appropriate dose sizes tracked by barcode information to enhance distribution safety and efficiency

[PHOTO APPEARS HERE]

PRESCRIBING
Making pharmaceutical and medical supply information available to help physicians and pharmacists make the best clinical decisions for their patients

[PHOTO APPEARS HERE]

LOGISTICS
Offering a full range of pharmaceutical and medical-surgical supplies at industry-leading standards of availability, accuracy, and efficiency

U.S. HEALTH CARE
--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]

PHARMACEUTICAL AND RETAIL SERVICES

Offering innovative marketing and retail services to improve the flow of pharmaceuticals from manufacturer to patient

 . Pharmaceutical marketing services
 . OmniLink(SM) pharmacy connectivity software
 . Valu-Rite(R), Valu-Rite/CareMax(SM), and
  Health Mart(R) retail networks
 . Healthcare Delivery Systems, Inc.
 . McKesson BioServices Corporation
 . McKesson Pharmacy Systems

[PHOTO APPEARS HERE]

McKESSON HEALTH SYSTEMS

Serving the pharmaceutical distribution and supply management needs of health care institutions

 . Automated Healthcare, Inc. -- R\\x\\OBOT(TM),AcuScan-R\\x\\(TM), and
                                Connect-R\\x\\(TM)
 . MedPath(SM)
 . Multum Information Services, Inc.
  (25% holding)

[PHOTO APPEARS HERE]

CUSTOMER OPERATIONS

Providing retail and national account sales, service, and network operations that support McKesson customers nationwide

 . National distribution center network
 . Drohan Data Center
 . National Customer Service Center

[PHOTO APPEARS HERE]

McKESSON GENERAL MEDICAL

Leading the industry in medical-surgical supply management across the continuum of care

 . Acute care -- hospitals, surgicenters
 . Primary care -- physicians, clinics, and physician practice management companies
 . Extended care -- nursing homes, rehabilitative and home care

--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]

DISPENSING
Promoting pharmacy success through a full suite of retail marketing programs and advanced pharmacy management systems

[PHOTO APPEARS HERE]

PAYMENT
Improving transaction accuracy and supporting retail pharmacy profitability through online access to managed care networks

[PHOTO APPEARS HERE]

COMPLIANCE
Providing retail Patient Care Enhancing Programs and specialized distribution to improve patient compliance with prescribed therapies

[PHOTO APPEARS HERE]

HEALTH CARE DATA
Gathering detailed information on utilization of pharmaceutical and medical-surgical materials throughout the supply chain

[PHOTO APPEARS HERE]

SHARED SAVINGS
Using McKesson's financial strength, information technology, and wide industry relationships to share managed-care risks and benefits with our partners

                             --------------------
                             FINANCIAL HIGHLIGHTS
                             --------------------
                 Dollars in millions, except per share amounts



Years ended March 31                                1997       1996       1995
--------------------------------------------------------------------------------
OPERATIONS
Revenues                                         $12,886.7   $9,953.7   $9,438.7
Health Care Services Operating Profit/(1)/           232.8      206.1      183.4
Water Products Operating Profit/(1)/                  41.6       39.6       31.8
Net Income                                           133.9      135.4      404.5

FINANCIAL STRENGTH
Working Capital                                  $ 1,123.9   $  820.5   $  879.0
Total Assets                                       5,172.8    3,360.2    3,260.2
Stockholders' Equity                               1,260.8    1,064.6    1,013.5
Capital Employed                                   2,440.8    1,462.9    1,438.6

PERFORMANCE MEASURES
Return on Average Equity                                14%        13%        50%
Fully Diluted Earnings per Share
  Continuing operations
    Before unusual items                         $      2.56 $   2.59   $   1.89
    Unusual items                                      (2.43)      -       (5.23)
                                                 ----------- ---------  --------
      Total                                             0.13     2.59      (3.34)
  Discontinued operations                               0.19     0.31      (0.51)
  Discontinued operations -
    Gain on sale/donation of Armor All stock            2.66       -        0.02
    Gain on sale of PCS                                   -        -       12.69
                                                 ----------- ---------  --------
      Total                                      $      2.98 $    2.90  $   8.86
                                                 =========== =========  ========
Dividends per Common Share                       $      1.00 $    1.00  $   1.34
Shares Outstanding (fully diluted)                      45.1      46.7      45.5

                             ---------------------
                             HEALTH CARE SERVICES
                             OPERATING PROFIT/(1)/
                             ---------------------
                              Dollars in millions

                           [BAR GRAPH APPEARS HERE]

                           95                $183.4
                           96                $206.1
                           97                $232.8

                                   --------
                                   REVENUES
                                   --------
                              Dollars in billions

                           [BAR GRAPH APPEARS HERE]

                           95                 $9.4
                           96                $10.0
                           97                $12.9

                               ----------------
                               CAPITAL EMPLOYED
                               ----------------
                              Dollars in billions

                           [BAR GRAPH APPEARS HERE]

                           95                 $1.4
                           96                 $1.5
                           97                 $2.4


/(1)/Excluding unusual items.

                              -------------------
                              TO OUR SHAREHOLDERS
                              -------------------

McKesson's strategic commitment to the health care industry entered its third year in fiscal 1997. In last year's annual report, we outlined our excitement about the opportunities in this vital sector of the economy and our initial steps to create value, building on our core pharmaceutical distribution business. Here we review significant progress made in 1997 toward our goal of becoming the world's leading health care supply management company.

  We reiterate our commitment to enhance shareholder value. As measured by share-price rise and multiple expansion in fiscal 1997, the marketplace has already begun to recognize and reward McKesson as it focuses on health care. In this report we'll discuss the specifics of the past year and the reasons why we believe we will consistently meet -- or exceed -- investor expectations in the years ahead.

  In fiscal 1997 we continued the process of senior management succession begun in 1996. From April 1, 1997, Alan Seelenfreund will serve as Chairman of the Board of Directors of McKesson, while Mark A. Pulido becomes Chief Executive Officer as well as President. Alongside this joint letter, each of us presents his personal perspective on this transition and the corporation's achievements and prospects.

                          ---------------------------
                          INCREASED SHAREHOLDER VALUE
                          ---------------------------
                       Five-Year Cumulative Total Return

                           [LINE GRAPH APPEARS HERE]

                               1992     1993     1994     1995     1996     1997
                               ----     ----     ----     ----     ----     ----
McKesson Corporation           $100     $143     $196     $482     $624     $795
S&P Index                       100      115      117      136      179      215
Value Line Health Care
  Sector Index                  100       84       81      112      160      197


AFFIRMING McKESSON'S HEALTH CARE MISSION

During fiscal 1997, McKesson management made its mission clear:

                       McKesson Corporation will become
              the world leader in health care supply management
                   by advancing the success of our partners.

  This mission statement is the foundation of our strategy, asset portfolio decisions, investment priorities, and return expectations, and guides the way we conduct our business.

Leading the World in Health Care
Supply Management

Health care supply -- pharmaceuticals, biotechnological agents, and medical-surgical equipment and supplies -- presents a remarkable growth opportunity and, with the information it generates, a complex management challenge worldwide.

  Health care growth is assured, driven by demand from aging populations. Technological innovation drives new products and processes that enhance the quality of care. At the same time, the U.S. and other societies are increasingly facing the need to manage the dynamics of health care growth, so that the benefits health care brings are not swamped by its cost.

  The supply businesses within health care are surprisingly large. About $80 billion, or 8 percent of total U.S. health care expenditures, is spent on pharmaceuticals, from the latest breakthrough drugs to cost-effective quality generics. Another $30 billion goes for medical-surgical supplies, from high-tech surgical implants to clinic disposables.

  Based on these strong fundamentals, McKesson's mission is to become the world leader in managing the supply chain within health care. What will this entail?

  First, the scale and capability to carry out increasingly complex logistics processes. In the U.S. market, for example, some 30,000 different dispensing units of prescription pharmaceuticals flow from over 500 manufacturers to 50,000 retail outlets, 6,300 hospitals, 15,000 nursing homes, and 200,000 clinics. Only a distributor with continental scale and unquestioned financial resources can supply these vital drugs reliably. McKesson, at a U.S. pharmaceutical annual revenue run-rate exceeding $13 billion, leads the industry in distribution scope and credibility. McKesson supply management has further room to grow share, from volume now delivered directly from manufacturers or through small distributors lacking the scope and systems needed in today's demanding marketplace.

  Second, an information technology platform to manage supply cost and utilization, while improving the quality of health care. True control over the health care supply chain requires influence over key decisions, when and where they are made. Guiding customers through their supply choices, and costs, is tough enough. Helping our partners manage supply utilization while

--------------------------------------------------------------------------------
                                                            [PHOTO APPEARS HERE]

So many changes have occurred during my 22-year career at McKesson that it is difficult to single out the most influential. But I take special satisfaction in four major milestones attained over the eight years I've served as chief executive officer.

  First, McKesson's recognition of the role that pharmacy benefit management companies would play in pharmaceutical cost management, which led to the long nurture and eventual sale of our PCS subsidiary in fiscal 1995 for $4 billion. This transaction indelibly established our commitment to shareholder value. Its proceeds provided the basis for our future corporate development, and our employee shareholders participated significantly in the rewards.

  Second, I am convinced McKesson will prosper in concentrating on health care supply management, and I am proud to have led the company in that direction. Our distribution experience and information technology skills are legacies we can capitalize upon in a dynamic industry that needs them badly. As a result, McKesson has every opportunity to set the pace, globally, in health care supply management.

  Third, as both CFO and CEO I have tried to reinforce McKesson's strong balance sheet and promote employee ownership. To augment our business scope and reach, we take a disciplined approach to investment analysis, capital allocation, and return on investment. Our own employees, who through the Employee Stock Ownership Plan and option plans now have an interest in over 32 percent of our equity, rely upon our integrity as prudent stewards of capital.

  Finally, I am most pleased with the quality of our senior management team and the support of our board, and am especially happy that Mark Pulido has joined us. His background at McKesson and as a pharmacist, his health care experience--including medical-surgical distribution and pharmaceutical manufacturing --and his exceptional personal and leadership skills make him the ideal choice to guide McKesson at this point in our evolution.

  I've never been more confident in McKesson's future and look forward enthusiastically to the success of its mission.

Alan Seelenfreund
enhancing health care quality, at the individual patient and physician level, across many episodes and sites of care, will be an even greater challenge.

  The information systems required to meet the challenge of managing the health care supply chain are formidable. McKesson, long known for distribution systems innovation, already leads the industry in applied information technology -- and we'll extend that strength to supply management across all locations within the health care continuum.

  Third, broad supply services accommodating increasingly sophisticated customers. For patients, health care is all about quality. Improving quality in the supply arena will inevitably require managing both pharmaceuticals and medical-surgical supplies. The industry will demand a comprehensive approach, superseding traditional product-line fragmentation and accommodating the evolving needs of integrated health care providers.

  McKesson seized the opportunity to create broad-based supply management in 1997, acquiring General Medical Inc., the only national, multimarket medical-surgical supply company in the U.S. General Medical has added distinctive capabilities to our existing strength in pharmaceutical and biotechnological distribution. Combined with our Canadian and Mexican holdings, McKesson now stands in the first rank of health care supply management companies worldwide.

Advancing the Success of Our Partners

For 164 years, McKesson has prospered as our business partners have succeeded:

 .Our pharmacist, physician, and nurse partners, who care for patients

 .The manufacturers who create critical pharmaceuticals and supplies

 .The communities in which we operate and whose welfare we promote

--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]

Returning to McKesson, where both my father and I worked in the past, has been both familiar and excitingly new. McKesson is poised to capture a wealth of opportunity, and I am delighted to have the privilege of helping to shape its future.

  I was attracted back by many factors. McKesson's reputation for integrity and customer service rests on the quality of its people. I find our employees' values are as solid as I knew them to be in my early career, but supplemented by new skills, new colleagues, and a competitive spirit that we'll encourage as we go forward.

  Equally important is McKesson's potential as a focused health care company. My business experience makes me certain that focus and speed will create a powerful competitive advantage for us. I endorse the conviction that we will prosper by advancing the success of our health care partners.

  My managerial philosophy requires clear communication of intentions and reliable fulfillment of expectations. We will do what we say we'll do. I'll lead our company in both communication and performance, with the strong support of McKesson's board and management team.

  Finally, in returning to McKesson, I want to acknowledge the gratitude and respect we all owe to Alan Seelenfreund. He has overseen the most profound strategic shifts in the company's modern history. He has been the architect of our corporate restructuring. I am very proud to succeed him.

Mark A. Pulido

 .Our employees, who devote themselves to providing unparalleled service

 .Our shareholders, who entrust us with the capital to make a fundamental contribution to the health care industry, and for whom we strive to provide a superior return.

  Our belief that success is mutual defines the way we conduct our business. We fulfill our commitments. We insist on quality. We treat people with dignity and consideration, and we do what's right.

FOCUSING STRATEGY AND REDEPLOYING CORPORATE ASSETS

Our two-part corporate strategy directly supports our mission:

 .McKesson is and will remain the distributor of choice, recognized as first in our core business, and will continue to increase market share in a financially responsible manner.

 .McKesson will lead in developing health care supply management services to meet customer needs, capturing growth opportunities in the market and improving our margins.

  Accomplishing this ambitious strategy will require sustained focus throughout the corporation. We realigned assets during fiscal 1997 through an unprecedented series of acquisitions and divestitures, in order to establish a clear platform at McKesson for market-leading performance and margin expansion. We also completed the redeployment of the $600 million cash proceeds retained by the company from the fiscal 1995 sale of PCS Health Systems, Inc., to Eli Lilly and Company, with further investments in information technology, automated logistics, managed care, retail electronic connectivity, and customer service programs.

  We have continued strengthening our senior management team -- the best qualified in the industry. They, and a wide group of other McKesson managers, hold significant equity and have incentives to pursue our strategy with intensity. Our philosophy is that employees should be stockholders. The 23 percent of our common stock held by the Employee Stock Ownership Plan places McKesson among the top 10 publicly held U.S. corporations in terms of employee ownership.

COMMUNICATING OUR INTENTIONS AND SHOWING RESULTS

McKesson has been a good investment. Shareholders who purchased $100 of McKesson stock in May 1992 hold a security worth $800 as of May 1997 -- outpacing the S&P 500 significantly, both before and after the PCS transaction.

  To reinforce this trend and set clear expectations for McKesson's performance, we have stepped up the frequency and scope of our communications with the investor community. Quarterly and major-event analyst conference calls, frequent discussions with major shareholders, and increased participation in industry forums reinforce McKesson's mission, strategy implementation, and disciplined approach to capital deployment.

  We look ahead with confidence to fulfilling the expectations we have set, and to the success of all partners in our mutual enterprise.


/s/ Alan Seelenfreund
Alan Seelenfreund
Chairman of the Board


/s/ Mark A. Pulido
Mark A. Pulido
President and Chief Executive Officer

                            [ARTWORK APPEARS HERE]


                                 IMPLEMENTING
                              McKESSON'S STRATEGY

1997 WAS A YEAR OF FOCUS FOR McKESSON, AS WE REDEPLOYED ASSETS, GAINED SHARE AS DISTRIBUTOR OF CHOICE, AND ACCELERATED DEVELOPMENT OF HEALTH CARE SUPPLY MANAGEMENT SERVICES.

--------------------------------------------------------------------------------

ASSET REDEPLOYMENT

Three major acquisitions and two divestitures in 1997 provide clear testimony to McKesson's focus on its health care mission.

  General Medical Inc., acquired in February 1997, broadens McKesson's business scope. As the nation's leading medical-surgical supply distributor across the continuum of health care sites, McKesson General Medical will enable the corporation to provide a full range of health care supply management services to national and regional integrated health networks. The acquisition also presents McKesson with many cross-selling opportunities to institutions in conjunction with pharmaceutical distribution and value-added information services.

--------------------------------------------------------------------------------
                           ------------------------
                           McKESSON REVENUE PROFILE
                           ------------------------
                              Dollars in billions

                           [BAR CHART APPEARS HERE]

                                 FY96      FY97    Run-Rate*
                                 ----      ----    --------
U.S. Pharmaceutical
  Distribution & Services       $ 8.2     $10.9      $13.5
McKesson General Medical         none       0.2        1.7
International Health Care         1.5       1.5        1.5
McKesson Water Products           0.3       0.3        0.3
                                -----     -----      -----
    Total                       $10.0     $12.9      $17.0
                                =====     =====      =====

                *Based on FY97 Fourth-Quarter Revenue Run-Rates

  The health care distribution business of FoxMeyer Corporation, formerly the fourth-largest U.S. pharmaceutical distributor, was acquired in November 1996. Its valued customer base significantly enlarges McKesson's revenue, while the integration of its distribution facilities will help establish our cost structure as the new industry standard.

  Automated Healthcare, Inc. (AHI), acquired in April 1996, is the nation's premier manufacturer of automated pharmacy systems. Based on robotic and barcode technology, AHI's R\\x\\OBOT/TM/ automated pharmacy station significantly reduces the cost of picking drugs for patient-ready orders, while virtually eliminating dispensing errors. The new AcuScan-R\\x\\/TM/ product from AHI scans patient, drug, and nurse identification at the point of drug administration, automating information for the Medical Administration Record and reducing nursing labor costs. Using the new Connect-R\\x\\/TM/ interface, the AHI suite of robotic and information technology products captures data and monitors pharmaceutical usage from the warehouse to the patient's bedside.

  Further concentrating the corporate portfolio on health care, McKesson divested its holdings in Armor All Products Corporation and Millbrook Distribution Services, Inc., recording an after-tax aggregate gain of $120 million.

EXCELLING IN HEALTH CARE DISTRIBUTION

With an estimated 23 percent share of the market, and at an annual run-rate exceeding $13 billion, McKesson stands out as the clear leader in U.S. pharmaceutical distribution. And with some 20 percent of pharmaceutical dollar volume still sold directly from manufacturers to providers, there is room to grow.

  Being the best in the world at our core business -- providing the right product at the right place at the right time at the right price for pharmacist, physician, nurse, and patient -- is the overriding goal at McKesson. To attain that goal, McKesson operates sophisticated distribution and information networks of continental scope, dedicated to premier customer service.

  Every workday, McKesson handles more than one million transactions, representing over $65 million worth of pharmaceuticals and medical-surgical supplies. Approximately 9,500 warehouse personnel and drivers, salespeople, information technology experts, and customer service representatives work on the front lines in McKesson's distribution and processing centers. Their sole purpose is to serve customers distinctively well.

  McKesson invests in service -- whether it's the extra inventory needed for the cough-and-cold season or advanced laptop information systems equipping our representatives to counsel customers at their own locations. We invest in intensive training for telephone customer service support. We continually improve our information and financial support capabilities -- from our 80,000-square-foot, state-of-the-art information technology center in Sacramento to the ongoing extensive upgrades of systems at Medis in Canada and at McKesson General Medical.

                              -------------------
                              U.S. PHARMACEUTICAL
                              DISTRIBUTION MARKET
                              -------------------
                         Calendar Year 1997 (Estimate)

                                  In percent

                               100%=$72 billion*

                           [PIE CHART APPEARS HERE]

                      McKesson -- 23%     AAS -- 10%
                      BBC -- 20%          BDY -- 8%
                      CAH -- 19%          Others -- 20%


                    *Total wholesale market including bulk
                        sales to customers' warehouses

                           SOURCE: SALOMON BROTHERS
--------------------------------------------------------------------------------

  Extraordinary service is the result. McKesson stands at the forefront of the industry, with customer-approval ratings consistently at the highest levels.

  Operational sophistication makes all this possible, supported by continuous quality improvement in both the warehouse and the marketplace. Acumax/(R)/Plus, McKesson's proprietary warehouse management system, is now installed in 24 pharmaceutical distribution centers across the U.S. Handheld radio-frequency scanning units enable distribution center personnel to check goods as they are received from the manufacturer, to determine the status and location of inventory in real time, and to monitor details of customer orders as they are picked -- all with unprecedented accuracy and reliability.

  To make McKesson more competitive, we have continued our disciplined program of internal cost reduction. In particular, we have begun to consolidate the McKesson and FoxMeyer distribution networks aggressively. When this project is completed in calendar 1998, the resulting customer density and efficiencies will define the best full-service cost structure in the industry.

  Underlying all the statistics is the extraordinary dedication of McKesson employees. McKesson distribution professionals perform hundreds of exacting tasks around the clock to ensure the integrity and efficiency of the supply flow and to maintain McKesson's performance as distributor of choice.

ADVANCING HEALTH CARE SUPPLY MANAGEMENT

McKesson's supply management strategy has a clear goal: helping our business partners control health care costs while enhancing health care quality.

  Under yesterday's permissive health care financing approach, few worried about supply-chain inefficiencies or excessive resource use. Now, however, health care providers have inherited spiraling utilization of drugs and supplies, while facing stringent managed care reimbursement rules. They have mounds of data but, typically, slim factual support in deciding how to balance cost and clinical quality in the best interests of the patient. Meanwhile, research-based pharmaceutical and medical-surgical supply manufacturers also have a huge stake in distribution and supply management. With tens of billions invested annually in lengthy research and development and regulatory approval processes, it is imperative for manufacturers to assure the availability of their cost-effective, high-value products to their physician and pharmacist customers.

  Resolving the balance between quality and appropriate cost requires an end-to-end perspective on pharmaceutical and medical-surgical product flow. The key to effective supply management -- and fiscal integrity under managed care -- is the ability to gather and use timely information to influence key decision points along the supply chain, when and where decisions are made.

  McKesson, in partnership with provider customers, is developing decision support services to help customers determine which products to choose, from whom to buy, how much to pay, and how much to use.

   For example, through McKesson's software and consulting services our hospital pharmacist partners can:

 .Oversee health care supply procurement by item and by site of care

 .Manage costs of health care supply transactions using accurate contract terms

 .Interface with McKesson's warehouse and on-site automated dispensing systems to optimize inventory

 .Coordinate procurement and dispensing with clinical decisions of physician committees

 .Comply with managed care requirements and monitor their impact

 .Take managed care risk responsibly.

  McKesson brings the skills and credibility to create value-added services such as these, advancing our partners' success while capturing the extraordinary growth opportunity in managing health care supply information.

                            [ARTWORK APPEARS HERE]


                              PERFORMING FOR OUR
                                RETAIL PARTNERS

McKESSON IS THE UNDISPUTED LEADER IN PHARMACEUTICAL DISTRIBUTION TO U.S. AND CANADIAN RETAIL PHARMACIES. McKESSON PROGRAMS SET THE PACE FOR SERVICE ACROSS ALL RETAIL CUSTOMER SEGMENTS.

--------------------------------------------------------------------------------

LEADING AN EXPANDING INDUSTRY

McKesson is particularly strong in distribution to the retail segment: we are first in serving independent retail pharmacies -- and first in share of retail chain pharmacies as well. While gaining significant revenue momentum in fiscal 1997, we balanced our retail customer base among independent community pharmacies and multisite chain retailers, including fast-growing pharmacy outlets in food stores and mass merchandisers.

  The reason for McKesson's leading position is straightforward. Through superior performance as the distributor of choice and through advanced information technology, we help our retail partners succeed at their business -- serving physicians and patients.

SUPPORTING RETAILERS THROUGH OMNILINK

OmniLink(SM) is a revolutionary, centralized pharmacy information technology introduced by McKesson in fiscal 1996 to support retail pharmacies in both the independent and chain segments. A software application located on the information pathway between the pharmacy and third-party health care payor, OmniLink intercepts electronic script payment transactions and checks them for accuracy. This powerful information management tool helps pharmacists comply with the complicated requirements of managed care formularies and reimbursement procedures, increasing pharmacy profitability by providing transaction and payment audit trails.

  More than 1,800 pharmacies have installed OmniLink, which captures savings by automatically attending to the administrative demands of managed care transactions. In real time, OmniLink confirms thousands of price updates and clarifies the managed care stipulations governing the drugs pharmacists dispense. The value to community pharmacy is significant. As Robert Bliss of Penn Family Pharmacy in Pennsauken, N.J., says, "I used to get drug price updates only once a month. Now it's daily, so I know OmniLink is making me money."

  McKesson documents savings from OmniLink in a monthly, customized OmniLink

--------------------------------------------------------------------------------

                           -------------------------
                           McKESSON CUSTOMER PROFILE
                           -------------------------
                                  In percent

                           [BAR CHART APPEARS HERE]


                                    100%=$2.2 billion     100%=$3.4 billion

                                          FY96 4Q               FY97 4Q
                                          -------               -------
                    Institutions            26%                   32%
                    Chains                  34%                   31%
                    Independents            40%                   37%

Value Report(TM), summarizing interventions performed and the additional profit the store realized from them.

   We plan to increase value to retail pharmacies by continually adding new services and information to OmniLink. OmniLink(SM) Financial Services (OLFS) is the latest of these innovations. OLFS offers automated reconciliation and pre-funding of receivables, significantly reducing the pharmacist's working capital needs by improving managed care cash flow.

CHOOSING HOW TO AFFILIATE WITH MCKESSON

McKesson tailors its retail service offerings closely to the particular needs of customers in each retail segment. A good example is the wide choice of affiliation offered to independent pharmacy customers of McKesson.

   Valu-Rite(R) is McKesson's 5,200-member voluntary association of independent pharmacies -- the largest such organization in the country. Valu-Rite brings its members the benefits of a "virtual chain," including private-label products, special purchasing programs, and in-store merchandising of over-the-counter products -- while affording the maximum degree of autonomy to the independent pharmacist.

                           -------------------------
                           OMNILINK USER BASE GROWTH
                           -------------------------
                             Total Units Installed

                           [BAR GRAPH APPEARS HERE]


                           FY97      FY97          FY98
                            Q1        Q4        Estimated
                           800       1800          2600


   Health Mart(R) is McKesson's franchise program, offering services similar to those of Valu-Rite along with the benefits of tighter organizational affiliation with McKesson. The proprietors of approximately 650 pharmacies nationwide are affiliated with Health Mart.

   Since its launch last year, our new Valu-Rite/CareMax(SM) program has contracted with more than 3,100 independent pharmacies. Using OmniLink technology, CareMax improves efficiency, accuracy, and profitability in today's complex dispensing environment, which encompasses hundreds of payment plans. Through CareMax Patient Care Enhancing Programs, Valu-Rite/CareMax pharmacists build a practice beyond the traditional dispensing pharmacist role. Finally, CareMax helps community pharmacists compete in the demanding environment of managed care, gaining program members access to managed care prescription volume and simplifying the administrative burdens of third-party payment. Through McKesson, Valu-Rite/CareMax members speak with a single voice through a single contract to managed care payors -- a profile that large managed care organizations demand in order to do business, and one that independents have been largely unable to fulfill before joining CareMax.

   The results have been outstanding for pharmacists. As Jerry Deom of Lincoln Trail Pharmacy, Radcliff, Ky., says, "CareMax and OmniLink are the best programs in the industry to keep us competitive in the world of managed care."

LINKING MANUFACTURER TO RETAILER

McKesson's Pharmaceutical and Retail Services group is organized to enhance the flow of products from manufacturers to retailers through advanced marketing and information services.

   In fiscal 1997, McKesson introduced the first in a new series of Patient Care Enhancing Programs for retail pharmacies, to generate prescription refill reminders automatically. Through OmniLink, pharmacists remind patients to refill physician-authorized prescriptions. The program supports compliance with the drug therapy ordered by the patient's physician. In addition, patients can receive important information about their therapy and health, which can positively affect outcomes and lead to enhanced pharmaceutical care.

   McKesson's Select Generics/(SM)/ program offers pharmacists approximately 1,350 of the most-used generic prescription products, on a competitive market basis. Select Generics features only pharmaceuticals from the highest quality, most reliable pharmaceutical manufacturers. Automatically administered through McKesson's order-entry system, Select Generics helps retail pharmacists comply with managed care mandates for generic substitution, while assuring them of clinical integrity and cost parity with competition. Select Generics manufacturers gain the advantages of predictably greater volume -- a winning proposition for McKesson's partners at both ends of the pharmaceutical product chain.

   Marketplace response to Select Generics has been overwhelming. Some 5,900 stores have signed onto Select Generics, agreeing to high degrees of program compliance in return for the quality and economic benefits of the program.


                                  SERVICES TO
                                 MANUFACTURERS

Manufacturers are critical to the health care supply chain -- and key partners for McKesson.

   McKesson's Healthcare Delivery Systems, Inc. (HDS) unit performs an entire suite of specialized logistics and patient services for manufacturers, from patient registers through reimbursement support and patient assistance programs. Pioneering the integrated distribution of Berlex's biotech drug Betaseron(R) to the population with multiple sclerosis, HDS has put together an organization that directly links the ends of the pharmaceutical chain -- patients and manufacturers. Because of its capability in patient identification and reimbursement counseling, HDS can function as a marketing organization for the newer biotech firms and deliver targeted marketing support services nationwide for major pharmaceutical companies.

   A good example is HDS's TrialScript/(SM)/ program, which enables manufacturers to support pharmaceutical sampling by physicians in the clinic through electronically controlled vouchers. Filled at a retail pharmacy, vouchers eliminate the need for wasteful sample inventory, while enabling McKesson to track drug usage and volume -- vital marketing information for manufacturer-sponsors -- with unprecedented detail and accuracy.

   The combined industry-leading size of McKesson's retail and institutional customer base is a major attraction to manufacturers seeking to expand market access. Our Patient Care Enhancing Programs permit manufacturers committed to high quality and reliable patient care to partner closely with McKesson. With its value-added programs and services, McKesson reaches the customer base of clinical pharmacists who are dedicated to patient-centered fulfillment of managed care standards and who are best positioned to prosper in an evolving managed care environment.

                              [ART APPEARS HERE]


                             SETTING INSTITUTIONAL
                               SERVICE STANDARDS

SUPPLYING $5.4 BILLION ANNUALLY IN PHARMACEUTICAL AND MEDICAL-SURGICAL PRODUCTS TO INSTITUTIONS, MCKESSON IS DEVELOPING INNOVATIVE SUPPLY MANAGEMENT SERVICES FOR THE EVOLVING HEALTH CARE SYSTEM.

================================================================================
MCKESSON A MAJOR SUPPLIER
TO INSTITUTIONS

Institutional providers -- physicians, nurses, and clinical pharmacists -- account for more than 35 percent of all pharmaceutical demand, and use nearly all medical-surgical supplies. McKesson has moved rapidly to address the needs of the fastest-growing institutional market segments -- integrated health networks, physicians, clinics, home health and long-term care providers -- in addition to those of acute-care hospitals nationwide. In fiscal 1997, McKesson established itself as a key partner for health care institutions, gaining sizable market share.

   Integrated health networks of regional and national scope are particularly influential in redefining the shape of health care. McKesson Health Systems
(MHS), our institutional division, has paid special attention to integrated health networks, growing its share of this market segment in fiscal 1997. MHS is also actively serving the nation's institutional group purchasing organizations.

   In addition, accelerated by the rise of integrated health networks, more and more care is being provided in lower-cost settings that supplement traditional hospital acute care, such as cost-effective physician office visits or services at recuperative, rehabilitation, chronic, and geriatric facilities. MHS is concentrating on these "alternate sites" -- and is already leading the industry in serving institutional pharmacies, which supply pharmaceuticals to extended-care providers. Addressing a similar service opportunity in the physician sector, McKesson General Medical has significant and growing market share in medical-surgical supply to physicians, clinics, and physician practice management companies. With McKesson General Medical, we have a substantial opportunity to improve the management of pharmaceutical supply to physicians as well.

CREATING ADVANCED
LOGISTICS SERVICES

Just as it does for our retail customers, McKesson's national distribution network meets the logistics needs of institutions with tailored services -- including daily hospital

================================================================================
                         ----------------------------
                         INSTITUTIONAL REVENUE GROWTH
                         ----------------------------
                              Dollars in billions

                           [BAR GRAPH APPEARS HERE]


                                                           FY96       FY97    Run-Rate*
McKesson Health Systems (pharmaceuticals)                  $1.7       $2.5      $3.7
McKesson General Medical (medical-sugical supplies)        none       $0.2      $1.7
Total                                                      $1.7       $2.7      $5.4

*BASED ON FY97 FOURTH-QUARTER REVENUE RUN-RATES

                            McKESSON GENERAL MEDICAL

Customers, employees, and the public markets have enthusiastically endorsed McKesson's acquisition of General Medical Inc. of Richmond, Va. -- a transaction that has created opportunities to extend our services and increase value for McKesson shareholders.

A NEW BUSINESS FOR MCKESSON
Growing at a five-year compound rate of 20 percent, McKesson General Medical participates in the attractive $30 billion medical-surgical supply industry.

   McKesson General Medical is the only nationwide distributor of medical-surgical supplies serving the three major market segments that cover the full continuum of health care:

                     .Acute care -- encompassing hospitals
                      and outpatient surgicenters
                     .Primary care -- serving physicians in
                      their offices, the growing sector of
                      multispecialty clinics, and physician
                      practice management companies
                     .Extended care -- including nursing
                      homes, rehabilitation facilities, and
                      home health care.

   McKesson General Medical's capabilities broaden the corporation's market and customer base, leveraging logistics skills, information technology, and marketing expertise. McKesson General Medical will operate as an integral subsidiary, taking full advantage of opportunities to create a pharmaceutical offering in collaboration with McKesson Health Systems, but also maintaining the service standards and economic value that the seasoned McKesson General Medical management and sales team has worked diligently to establish.

EXTENDING SUPPLY MANAGEMENT
McKesson General Medical significantly advances the corporate mission to develop health care supply management services. This is because McKesson Health Systems and McKesson General Medical together address the full spectrum of supply needs throughout the continuum of care. Integrating fast-growing alternate sites into the care system will require both market familiarity and new levels of sophistication in information technology -- precisely the combination of skills brought about through the acquisition.

                                 ------------
                                 CUSTOMER MIX
                                 ------------
                                General Medical

                              100% = $1.7 billion

                           [PIE CHART APPEARS HERE]

                          Acute Care  -  $1.0 Billion
                          Primary Care - $490 Million
                          Extended Care - $170 Million

   Integrated health networks (IHNs) are natural customers for the comprehensive distribution capabilities of the combined companies. With its specialized sales force dedicated to serving IHN accounts, McKesson General Medical complements strong growth in this customer segment at McKesson Health Systems.

   McKesson supply management systems will set the industry standard for innovative supply management support services to IHNs. An excellent example is Optima(TM), McKesson General Medical's fee-based materials services program in acute care. In place at more than 60 customer sites, Optima services have a documented track record of lowering medical-surgical inventory, freight, and administrative handling costs -- while improving supply efficiency for acute-care customers.

   McKesson General Medical's strength in the physician and clinic segment deserves special attention. Employing 500 sales professionals serving more than 50,000 primary care accounts, McKesson General Medical brings experience, reputation, and scale to the $9 billion physician market. More than 80 percent of supply volume to physicians is currently served by small distributors, offering opportunities for cost-effective industry-segment consolidation.

   As the health care system of tomorrow takes shape, McKesson General Medical will implement a clear strategy:

                     .Build on national presence and
                      McKesson affiliation, providing
                      manufacturers with single-source
                      access to all segments in health care,
                      especially IHNs
                     .Provide sales and marketing expertise
                      for manufacturers, particularly in the
                      highly fragmented non-hospital market,
                      which is difficult for them to reach
                     .Emphasize growth in fast-growing,
                      alternate-site accounts, accelerating
                      supply management innovation
                     .Reduce customers' product costs
                      through efficient distribution and
                      targeted use of information technology
                     .Establish clear leadership in the primary
                      and extended care segments through
                      acquisition as well as internal growth.

================================================================================
                             --------------------
                             STRONG MARGIN GROWTH
                             --------------------
                                General Medical

                                  In percent*

                           [BAR GRAPH APPEARS HERE]

                                 12/95 -- 3.1%
                                 3/96  -- 3.4%
                                 6/96  -- 3.4%
                                 9/96  -- 4.3%
                                 12/96 -- 4.9%


*EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION

================================================================================

delivery and emergency orders around the clock -- assuring order quality through AcumaxPlus, our proprietary warehouse management system.

   Beyond the basics, MHS is developing a suite of advanced logistics services to meet the complex challenges of new multifacility institutional customers.

   For health care networks with several hospital or clinic sites, MHS offers its Central Pharmacy program. Central Pharmacy uses a single, optimally located facility -- either the customer's or McKesson's -- to receive hospital pharmacy orders, prepare patient-ready doses, and track inventory. Developed in close conjunction with integrated health network partners, Central Pharmacy provides cost-effective, cooperative pharmacy centralization, while avoiding customer concerns about conventional pharmacy outsourcing and loss of clinical control.

   More than 60 large hospitals nationwide are already taking advantage of the RxOBOT, a unique automated pharmacy station developed by McKesson's subsidiary, Automated Healthcare, Inc. (AHI). The RxOBOT uses robotic dispensing technology to select pharmaceuticals for individual patients in unit-dose, barcoded packaging. The RxOBOT's exceptional picking speed supplies drugs in a fraction of the time manual methods require, lowering the cost of pharmacy administration. In fiscal 1997, AHI introduced a flexible robotic unit suitable in scale for smaller hospitals -- an innovation that more than triples potential market size for the RxOBOT.

   RxOBOT's unparalleled accuracy also directly contributes to the quality of care. Recent studies published in leading medical journals estimate that 10 percent of hospital patients are at risk for an "adverse drug event" due to prescription administration error. The RxOBOT meets this safety challenge through its barcode and information-database technology, which virtually eliminates dispensing errors from the pharmacy.

   McKesson is taking automated medication administration to the bedside with its AcuScan-Rx units, showcased in fiscal 1997. Fully compatible with both RxOBOT and hospital customers' pharmacy information systems, AcuScan-Rx's handheld, barcode-scanning technology verifies that the nurse has provided the right drug to the right patient in the right dose. Additionally, AcuScan-Rx automates the Medical Administration Record, reducing paperwork and lowering nursing time and cost.

CREATING HEALTH CARE SUPPLY MANAGEMENT

McKesson information technology leads to savings that sustain hard-pressed customers in today's competitive institutional health care environment. McKesson supply management services add value by leveraging automation and information technology -- promoting our customers' success while providing solid financial results for McKesson.

   An estimated $3 to $7 billion in cost-saving opportunities exist in hospital pharmaceutical administration, resulting from high pharmacy and nursing labor costs as well as the lack of formulary and purchase contract compliance. In direct response to this opportunity, McKesson's coordinated software and consulting services have been designed as a cost-management tool for hospital pharmacists, as well as physicians sharing managed care risk for pharmaceutical costs.

   By facilitating analysis of drug supply alternatives and pharmaceutical utilization, McKesson helps medical professionals work effectively to balance drug cost and quality. Integrated with the pharmaceutical ordering process, McKesson's supply management services enable pharmacists to administer formularies and improve purchasing-contract compliance throughout multifacility networks. These services also make it possible for pharmacists and physicians to develop and test drug utilization standards suitable for their own institutions, monitoring actual experience compared to desired goals.

   Best-in-class distribution services, advanced logistics, integrated information and utilization management -- these form the core of the MHS program to provide health care supply solutions for our customers. Customer demand for these new offerings accelerated in fiscal 1997, bringing our annualized run-rate as of the fourth quarter to $5.4 billion.

                            -----------------------
                            McKESSON WATER PRODUCTS
                            -----------------------

MCKESSON WATER PRODUCTS COMPANY, THE THIRD-LARGEST U.S. PROVIDER OF PURE DRINKING WATER, IS GROWING GEOGRAPHICALLY UNDER ITS SPARKLETTS, ALHAMBRA, AND CRYSTAL BRANDS.
================================================================================

In fiscal 1997, McKesson Water Products Company (MWPC) demonstrated share growth in both its core direct delivery and grocery products businesses while continuing steady profit improvement. With its Sparkletts(R), Alhambra(R), and Crystal(TM) brand names, MWPC sells to more than 530,000 home and office customers in California, Arizona, Texas, Oklahoma, Nevada, New Mexico, and Washington.

BUILDING THE HOME DELIVERY BASE

McKesson Water Products' production capabilities lead the U.S. in quality. In fiscal 1997, MWPC became the first U.S. bottled water company accredited by the Geneva-based International Standards Organization (ISO) for unparalleled excellence in quality-assurance systems. With ISO 9001 certification as the industry quality leader, MWPC is positioned to accelerate future growth, as municipal water systems around the country come under greater scrutiny.

   In addition to all-important product quality, economic success in direct bottled water delivery depends on customer service and retention. MWPC enjoyed another strong year in these areas, improving more than 10 percent in customer retention while achieving the highest customer satisfaction scores in the company's history. These achievements reflect continual improvement in MWPC service-response systems, as well as management's fundamental commitment to excellence in both production and distribution.

GROWING GROCERY SHARE

Packaged water in retail stores -- both bulk water and designer lines -- is the fastest-growing beverage category nationally. Across its market areas, MWPC grocery revenue in fiscal 1997 grew 20 percent, due to greater brand presence, share of shelf, and display activity.

   MWPC's network of production facilities in the western U.S. positions the company to continue vigorous growth in retail. In fiscal 1997, seven grocery-product line extensions were launched in the key California market, leveraging prior-year capital spending to increase production and warehousing capacity and enabling entry into new distribution channels. A 50,000-square-foot bottling plant went into production in Houston in April 1997, while dedicated grocery production facilities in Anaheim, Calif., and Dallas will be completed by the end of calendar 1997. In addition, the Aqua-Vend(R) product line was divested in March 1997 to support further plant and geographic expansion.

   With sustained focus on superior product quality and service excellence, Sparkletts, Alhambra, and Crystal are increasingly recognized as brands at the forefront of the growth of the bottled water category.

                              -------------------
                              SIX-YEAR HIGHLIGHTS
                              -------------------

                  Dollars in millions except per share amounts


Years ended March 31                         1997/(1)/        1996         1995             1994        1993         1992
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATIONS/(2)/
Revenues/(3)/                               $12,886.7      $9,953.7   $ 9,438.7         $8,520.8      $7,991.8   $7,219.1
 Percent change                                  29.5%          5.5%       10.8%             6.6%         10.7%      27.9%
Gross profit/(4)/                             1,037.3         915.5       808.2/(4)/       783.6         777.2      723.3
 Percent of revenues                              8.0%          9.2%        8.6%             9.2%          9.7%      10.0%
Operating profit                                127.4/(5)/    245.7        90.6/(6)/       202.6         200.3      129.2/(7)/
 Percent change                                 (48.1)%       171.2%      (55.3)%            1.1%         55.0%     (30.6)%
 Percent of revenues                              1.0%          2.5%        1.0%             2.4%          2.5%       1.8%
Operating margin (deficit)/(8)/                  92.8/(5)/    241.3        (9.0)/(9)/      153.6/(10)/   156.5       79.3/(11)/
 Percent of revenues                              0.7%          2.4%       (0.1)%            1.8%          2.0%       1.1%
Interest expense                                 55.7          44.4        44.5             39.3          47.5       52.9
Income (loss) before taxes on income and
 dividends on preferred securities of
 subsidiary trust                                37.1/(5)/    196.9       (53.5)/(9)/      114.3/(10)/   109.0       26.4/(11)/
Taxes on income                                  31.3          76.2        96.6/(12)/       45.0          42.2       10.9
 Effective tax rate                              84.4%         38.7%          -             39.4%         38.7%      41.3%
Dividends on preferred securities of
 subsidiary trust                                 0.7             -           -                -             -          -
Income (loss) after taxes
 Continuing operations                            5.1/(5)/    120.7      (150.1)/(9,12)/    69.3/(10)/    66.8       15.5/(11)/
 Discontinued operations                        128.8/(13)/    14.7       554.6/(14)/       87.8/(15)/    47.9       16.8/(16)/
 Extraordinary item -- debt extinguishment          -             -           -             (4.2)            -          -
 Cumulative effects of accounting changes           -             -           -            (16.7)            -     (110.5)
Net income (loss)                               133.9         135.4       404.5            136.2         114.7      (78.2)
Average stockholders' equity                    990.6       1,043.3       808.3            623.1         581.5      593.3
 Return on equity/(17)/                          13.5%         13.0%       50.0%            21.9%         19.7%    (13.2)%
Common dividends declared                        43.3          44.7        56.5             66.9          64.0       61.8
Fully diluted earnings (loss) per
 common share
 Continuing operations                      $    0.13      $   2.59   $   (3.34)        $   1.49      $   1.44   $   0.22
 Discontinued operations                         2.85          0.31       12.20             1.99          1.07       0.43
 Extraordinary item                                 -             -           -            (0.10)            -          -
 Cumulative effects of accounting changes           -             -           -            (0.38)            -      (2.85)
 Total                                           2.98          2.90        8.86             3.00          2.51      (2.20)

FINANCIAL POSITION/(2)/
Customer receivables                        $ 1,180.4      $  631.7   $   635.6         $  615.3      $  605.3   $  566.4
 Days of sales/(18)/                             25.8          22.9        24.2             26.0          27.3       28.2
Inventories -- LIFO cost                      2,259.5       1,317.0     1,081.9            900.5         777.1      746.2
Inventories -- FIFO cost                      2,538.6       1,602.5     1,376.2          1,204.3       1,090.9    1,042.1
 Days of sales/(18)/                             60.7          63.8        57.4             56.0          54.4       57.8
Drafts and accounts payable                   2,065.4       1,343.2     1,229.8          1,061.5         999.9      910.2
 Days of sales/(18)/                             49.4          53.5        51.3             49.4          49.9       50.4
Current assets                                3,761.1       2,463.0     2,464.2          1,627.9       1,490.0    1,487.4
Current liabilities                           2,637.2       1,642.5     1,585.2          1,326.5       1,298.6    1,196.4
Working capital                               1,123.9         820.5       879.0            301.4         191.4      291.0
 Percent of revenues/(18)/                        6.8%          8.2%        9.3%             3.6%          2.4%       4.0%
Property, plant and equipment -- net            373.6         356.0       341.6            345.7         334.2      333.8
 Percent of revenues/(18)/                        2.3%          3.6%        3.6%             4.1%          4.2%       4.6%
Capital expenditures                             76.9          73.6        76.4             68.1          49.0       67.1
Total assets                                  5,172.8       3,360.2     3,260.2          2,676.6       2,458.4    2,439.1
Total debt/(19)/                                985.2         398.3       425.1            499.0         397.6      543.9
Stockholders' equity                          1,260.8       1,064.6     1,013.5            678.6         619.4      554.5
Capital employed/(20)/                        2,440.8       1,462.9     1,438.6          1,177.6       1,017.0    1,098.4
 Ratio of net debt to capital
  employed/(21)/                                 34.2%            -           -             39.1%         34.1%      42.1%
Average capital employed/(20)/                1,903.1       1,527.6     1,326.1          1,081.8       1,056.9    1,148.7
 Turnover/(22)/                                   6.8           6.5         7.1              7.9           7.6        6.3
Fully diluted shares                             45.1          46.7        45.5             44.1          44.8       38.8/(23)/
Common shares outstanding at 3/31                45.8          44.8        44.4             40.6          40.6       38.9
Dividends per common share                       1.00          1.00        1.34             1.66          1.60       1.60
Cash distribution from PCS
 Transaction per common share                       -             -       76.00/(24)/          -             -          -
Book value per common share/(25)/               27.53         23.76       22.83            16.38         14.99      13.97
Market price
 High                                          68 1/4        55 5/8     109 1/4           68 1/2        47 1/8     40 1/8
 Low                                           41 1/8        37 1/4      30 1/8           38 5/8        30 1/4     32
 At year end                                   64            51 1/4      40 3/8           59 1/2        44 3/4     32 5/8

                     --------------------------------------
                     SIX-YEAR HIGHLIGHTS REPORTING SEGMENTS
                     --------------------------------------

                              Dollars in millions


Years ended March 31                   1997/(1)/        1996         1995           1994         1993         1992
--------------------------------------------------------------------------------------------------------------------------------
 HEALTH CARE SERVICES
 Revenues/(3)/                        $12,591.8       $9,656.7   $9,177.7       $8,274.7       $7,753.4   $6,976.9
  Percent change                           30.4%           5.2%      10.9%           6.7%          11.1%      29.2%
 Operating profit                          92.8/(26)/    206.1       76.1/(27)/    165.6          169.9      105.1/(28)/
  Percent of revenues                       0.7%/(26)/     2.1%       0.8%/(27)/     2.0%           2.2%       1.5%/(28)/
 Average capital employed/(29)/         1,527.8        1,043.5      989.5          836.9          663.3      722.7
  Turnover/(22)/                            8.2            9.3        9.3            9.9           11.7        9.7
  Return/(30)/                              6.1%          19.8%       7.7%          19.8%          25.6%      14.5%
 Segment assets                         4,648.2        2,525.3    2,148.6        1,951.6        1,759.5    1,699.2
 Capital expenditures                      41.9           43.5       44.4           34.4           24.5       38.3
 Depreciation                              40.3           33.9       30.2           23.1           20.2       20.4
 Amortization of intangibles                6.3            6.9        7.0            6.9            6.1        7.0

 WATER PRODUCTS
 Revenues                             $   275.1       $  259.3   $  246.0       $  240.3       $  229.6   $  232.8
  Percent change                            6.1%           5.4%       2.4%           4.7%          (1.4)%     (1.6)%
 Operating profit                          34.6/(31)/     39.6       14.5/(32)/     37.0           30.4       24.1
  Percent of revenues                      12.6%/(31)/    15.3%       5.9%/(32)/    15.4%          13.2%      10.4%
 Average capital employed/(29)/           118.9          114.2      122.7          119.4          107.9      104.4
  Turnover/(22)/                            2.3            2.3        2.0            2.0            2.1        2.2
  Return/(30)/                             29.1%          34.7%      11.8%          31.0%          28.2%      23.1%
 Segment assets                           144.6          142.0      142.3          150.4          135.7      132.6
 Capital expenditures                      32.3           24.8       26.3           28.7           20.6       25.9
 Depreciation                              22.7           21.4       20.3           18.3           16.8       15.9
 Amortization of intangibles                0.1            0.1        0.2              -              -          -

 CORPORATE
 Revenues                             $    19.8       $   37.7   $   15.0       $    5.8       $    8.8   $    9.4
 Expenses                                 (42.8)         (35.5)    (112.7)/(33)/   (50.0)/(34)/   (49.4)     (56.8)
 Average capital employed/(29)/           256.4          369.9      213.9          125.5          285.7      321.6
 Total assets*                            380.0          692.9      969.3          574.6          563.2      607.3
 Capital expenditures                       2.7            5.3        5.7            5.0            3.9        2.9
 Depreciation                               2.4            1.9        1.4            6.2            9.9       10.1
*Total assets include:
  Cash and cash equivalents
   and marketable securities              229.8/(35)/    456.2      670.4           62.7           77.5      140.0
 Net assets of discontinued
   operations in other assets/(36)/           -          125.7       88.2          353.9          333.3      287.2



/(1)/Includes the results of the FoxMeyer business from the acquisition date of November 8, 1996 and of General Medical Inc. from the acquisition date of February 21, 1997.

/(2)/Restated to reflect the Armor All and Millbrook segments as discontinued operations.

/(3)/Reflects the reclassification of sales and cost of sales associated with sales to customers' warehouses and includes only the gross margin on such sales in revenues.

/(4)/Revenues less cost of sales, in fiscal 1995 includes $35.9 million of charges for restructuring, asset impairment and other operating items, 0.4% of revenues.

/(5)/Includes $98.8 million in charges for restructuring, asset impairment, and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of Automated Healthcare, Inc., 1.1% of revenues in the aggregate, $109.5 million after tax.

/(6)/Includes $124.6 million in charges for restructuring, asset impairment, and other operating items, 1.3% of revenues.

/(7)/Net of restructuring charges of $65.1 million, 0.9% of revenues.

/(8)/Income (loss) from continuing operations before interest expense, taxes on income and dividends on preferred securities of subsidiary trust.

/(9)/Includes $59.4 million of compensation costs related to the PCS Transaction and $139.5 million of charges for restructuring, asset impairment, and other operating items, representing 2.1% of revenues in the aggregate, $130.6 million after-tax.

/(10)/Includes a loss on the termination of interest rate swap arrangements of $13.4 million, $8.2 million after-tax.

/(11)/Net of restructuring charges of $65.1 million, 0.9% of revenues, $41.0 million after-tax.

/(12)/Includes $107.0 million of income tax expense related to the sale of PCS.

/(13)/Includes gain on sale of Armor All of $120.2 million after-tax.

/(14)/Includes gain on sale of PCS of $576.7 million after-tax, write-down of the Company's investment in Millbrook of $72.8 million after-tax, and $1.0 million of income after-tax from a donation of Armor All stock to the McKesson Foundation.

/(15)/Includes $32.7 million after-tax relating to a gain on the sale and donation of Armor All stock.

/(16)/Net of restructuring charges of $15.8 million after-tax related to Millbrook.

/(17)/Based on net income.

/(18)/Based on year-end balances and sales or cost of sales assuming major acquisitions occurred at beginning of year. With respect to the FoxMeyer acquisition, assumes annualized retained revenues of $3.4 billion.

/(19)/Total debt includes all interest-bearing debt and capitalized lease obligations. Amounts related to deferred compensation have been reclassified as other current and non-current liabilities.

/(20)/Capital employed consists of total debt, convertible preferred securities of subsidiary trust, and stockholders' equity.

/(21)/Ratio computed as net debt (total debt less cash and cash equivalents and marketable securities) to net capital employed (capital employed less cash and cash equivalents and marketable securities).

/(22)/Revenues divided by average capital employed.

/(23)/Excludes convertible securities which were anti-dilutive.

/(24)/Received by shareholders directly from Eli Lilly and Company.

/(25)/Stockholders'equity less preferred stock plus portion of ESOP notes and guarantee related to the Series B ESOP preferred stock divided by year-end common shares outstanding.

/(26)/Includes $91.8 million in charges for restructuring, asset impairment, and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of Automated Healthcare, Inc., 1.1% of revenues in the aggregate.

/(27)/Includes $107.3 million of charges for restructuring, asset impairment, and other operating items, 1.2% of revenues.

/(28)/Net of restructuring charges of $69.7 million, 1.0% of revenues.

/(29)/Net assets of the segment.

/(30)/Operating profit divided by average capital employed.

/(31)/Includes $7.0 million of charges for asset impairment, 2.5% of revenues.

/(32)/Includes $17.3 million of charges for restructuring, asset impairment, and other operating items, 7.0% of revenues.

/(33)/Includes $74.3 million of expense related to compensation costs associated with the PCS Transaction and charges for restructuring, asset impairment, and other operating items.

/(34)/Includes a loss on the termination of interest rate swap arrangements of $13.4 million.

/(35)/Includes $109.8 million which is restricted and held in trust as exchange property in connection with the Company's outstanding exchangeable debentures.

/(36)/Includes the net assets of the Armor All, Millbrook and PCS segments prior to their respective disposition dates.

                                ----------------
                                FINANCIAL REVIEW
                                ----------------

In line with the Company's stated focus on health care supply management, the Company continued to invest in fiscal 1997 in the roll-out of its retail and institutional strategic initiatives, employed capital of $1.2 billion into strategic acquisitions and divested certain non-core businesses. As a result of these actions, the Company has improved the balance of its customer mix in Health Care Services, has positioned itself to significantly reduce operating expense ratios over the next two years as the acquired FoxMeyer Corporation's pharmaceutical distribution business ("FoxMeyer") is integrated into existing operations, and has assumed the leadership position in health care supply distribution to institutions.

   The acquisitions significantly increased the Company's revenue and capital base. Pro forma revenues, reflecting the full-year effect of the acquisitions (for the FoxMeyer acquisition, pro forma revenues reflect an estimated $3.4 billion of retained annualized sales), increased to $16.5 billion from $10.0 billion in fiscal 1996 while the capital base at March 31, 1997, increased to $2.4 billion from $1.5 billion at March 31, 1996. The acquisitions were financed through a combination of cash from operations, proceeds from divestitures, term debt, and the issuance of common stock. This mix of financing allowed the Company to end the year with a net debt-to-capital ratio of 34% and significant debt capacity to fund future growth.

   With the divestitures, the Company now operates in two business segments:
Health Care Services and Water Products. Strong results were reported in fiscal 1997 in the U.S. Health Care business, reflecting internal revenue growth of 17% and an improvement in the base operating profit margin.

SIGNIFICANT FISCAL 1997 TRANSACTIONS CONSISTED OF THE FOLLOWING:

Acquisitions

In April 1996, the Company acquired Automated Healthcare, Inc. ("AHI"), for $61.4 million in cash and the assumption of $3.2 million of employee stock incentives. AHI designs, manufactures, sells, and installs automated pharmaceutical dispensing equipment for use by health care institutions. The acquisition was accounted for under the purchase method. Goodwill relating to the acquisition of approximately $13.4 million is being amortized on a straight-line basis over ten years. A $48.2 million charge was recorded to write off the portion of the purchase price allocated to technology for which technological feasibility had not been established as of the acquisition date. Existing technology was valued at $0.4 million and is being amortized on a straight-line basis over three years.

   In November 1996, the Company acquired FoxMeyer for approximately $598 million, pursuant to an expedited auction process in the FoxMeyer Corporation bankruptcy proceeding in Wilmington, Delaware. The Company paid approximately $23 million in cash to the debtors, paid off approximately $500 million in secured debt, and assumed an additional $75 million in other liabilities. The Company utilized proceeds from commercial paper issuances and a note payable to a bank to fund the transaction. The note payable was repaid prior to March 31, 1997, with cash flow from operations and proceeds from divestitures (see "Divestitures" section below). The Company acquired assets consisting primarily of accounts receivable and inventories of $650 million, customer contracts, and fixed assets. This acquisition was accounted for under the purchase method. At the time of the acquisition, FoxMeyer was receiving very little trade credit from suppliers. Normal trade credit was restored subsequent to the acquisition, resulting in a reduction in the investment associated with the retained FoxMeyer customer base to approximately $400 million at March 31, 1997. The excess of the fair value of the net assets acquired over the purchase price, after reducing to zero the carrying value of long-term assets which are expected to be retained for use by the Company, was approximately $50 million (negative goodwill). Negative goodwill is being amortized on a straight-line basis over a five-year period.

   In February 1997, the Company acquired General Medical Inc. ("General Medical") for approximately $775 million, including the issuance of 2.8 million shares of the Company's common stock and the assumption of approximately $428 million in debt. General Medical is the nation's leading supplier of medical-surgical supplies to the full range of alternate-site health care facilities, including physicians and clinics, long-term care and home-care sites, and is the third largest distributor of medical-surgical supplies to hospitals. The acquisition was accounted for under the purchase method. The excess of the purchase price over the fair value of the net assets acquired was approximately $600 million and is being amortized on a straight-line basis over 40 years.

Divestitures

In December 1996, the Company sold its 55% equity interest in Armor All Products Corporation ("Armor All") to The Clorox Company for $221.9 million and recognized an after-tax gain of $120.2 million.

   In March 1997, the Company sold its service merchandising unit, Millbrook Distribution Services, Inc. ("Millbrook"), to R.A.B. Holdings, Inc. The after-tax proceeds on the sale approximated Millbrook's book value.

   The Armor All and Millbrook segments have been classified as discontinued operations for all periods presented.

   In March 1997, the Company sold its Aqua-Vend vended water business ("Aqua-Vend"), a unit of the Water Products segment. The after-tax proceeds on the sale approximated its book value, after giving effect to the $7.0 million pre-tax provision for the impairment of Aqua-Vend assets recorded in the third quarter of fiscal 1997.

RESULTS OF OPERATIONS

Fiscal 1997 net income was $133.9 million or $2.98 per fully diluted share. Income from continuing operations was $5.1 million, which included $109.5 million of after-tax charges associated with the integration and rationalization of the FoxMeyer and McKesson distribution operations, systems, program offerings and administrative functions, the write-off of purchased in-process technology, and other operating items. Income from discontinued operations was $128.8 million, including the $120.2 million gain on the sale of Armor All.

   Fiscal 1996 net income was $135.4 million, or $2.90 per share, which included earnings from continuing operations of $120.7 million and earnings from discontinued operations of $14.7 million.

   Fiscal 1995 net income was $404.5 million or $8.86 per share. The Company recorded a loss from continuing operations of $150.1 million, which included $237.6 million of after-tax expenses associated with the sale of PCS (the "PCS Transaction;" see Note 3, "Sale of the PCS Business," on page 37 of the accompanying financial statements) and initiatives taken by the Company to enhance the productivity of its Health Care Services and Water Products businesses. Net income also included $554.6 million from discontinued operations, including a gain on the PCS Transaction of $576.7 million.

   The results of continuing operations are detailed in the table below.


                                                                      Years Ended March 31
                                                  --------------------------------------------------------------
                                                         1997                  1996                  1995
                                                  -------------------   ------------------    -------------------
In millions                                       Pre-tax   After-tax   Pre-tax  After-tax    Pre-tax   After-tax
-----------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
 Before unusual items and dividends
   on preferred securities of subsidiary trust    $ 184.1     $ 115.3    $196.9     $120.7    $ 145.4     $  87.5
 Dividends on preferred securities of
  subsidiary trust                                               (0.7)
                                                  -------     -------    ------     ------    -------     -------
 Before unusual items                               184.1       114.6     196.9      120.7      145.4        87.5
 Unusual items(1)
  Compensation costs related to the
   PCS Transaction                                                                              (59.4)      (45.3)
  Income tax expense related to the
   PCS Transaction                                                                                         (107.0)
  Charges for restructuring, asset impairment,
   purchased in-process technology, and
    other operating items                          (147.0)     (109.5)                         (139.5)      (85.3)
                                                  -------     -------    ------     ------    -------     -------
Income (Loss) from Continuing Operations          $  37.1     $   5.1    $196.9     $120.7    $ (53.5)    $(150.1)
                                                  =======     =======    ======     ======    =======     =======

(1)For the purposes of discussing the results of operations, these items are referred to as "unusual items" in the Financial Review, as management believes that these items either represent one-time occurrences and/or events that are not related to normal, ongoing operations, or represent charges that are in excess of normal/historical operating amounts.
--------------------------------------------------------------------------------

Fiscal 1997

Fiscal 1997 income from continuing operations, before unusual items, was $114.6 million, a 5% decrease from the prior year's income from continuing operations of $120.7 million. Fiscal 1997 results were negatively impacted by the anticipated temporary dilutive effect of the FoxMeyer and AHI acquisitions and investments in strategic initiatives geared toward enhancing our competitive position in the institutional and retail markets and to improving productivity through automated logistics. Management expects the acquisitions and investments to be accretive to earnings in fiscal 1998.

UNUSUAL ITEMS

Included in the $147.0 million of unusual items in fiscal 1997 are $67.4 million of charges associated primarily with the acquisition of FoxMeyer. The FoxMeyer acquisition resulted in a significant increase in sales volume, a substantial change in the Company's customer mix (primarily a large increase in institutional customers), and overlapping, duplicate, and "similar purpose" assets. This required management to reassess the Company's operations, distribution center network, and business strategies, including program offerings. The Company developed a plan to optimize the network configuration from the combined distribution centers of the Company and those acquired in the transaction, which will result in the consolidation and closure of approximately 22 distribution centers, workforce reductions, and disposal of excess, duplicate assets. Management has also reassessed strategies and program offerings for expanding certain customer segments in light of the larger and more diverse customer base and has identified certain programs and investments that will no longer be pursued as originally contemplated. Other duplicate, common purpose assets including administrative facilities, software and other equipment have been reviewed to identify the optimum mix for the combined companies. This has resulted in the impairment in the value of certain assets which will not ultimately be retained or utilized as originally intended. The foregoing was reflected in the valuation of the FoxMeyer assets acquired, and liabilities assumed, and resulted in a $67.4 million pre-tax charge with respect to the affected assets of the Company. Also included in the fiscal 1997 unusual items was a $48.2 million charge to write off the portion of the purchase price of AHI allocated to purchased in-process technology for which feasibility had not been established as of the acquisition date, and charges of $15.1 million and $16.3 million for receivable reserves and other operating items, respectively.

Fiscal 1996

Fiscal 1996 income from continuing operations was $120.7 million, an increase of 38% over the prior year's income from continuing operations (before unusual items) of $87.5 million, reflecting increased profits in Health Care Services and Water Products, as well as additional interest income.

Fiscal 1995

On November 21, 1994, the Company and Eli Lilly completed the PCS Transaction whereby Eli Lilly effectively acquired the Company's pharmaceutical benefits management business which consisted primarily of PCS Health Systems, Inc., and Clinical Pharmaceuticals, Inc., both wholly owned subsidiaries of the Company. Of the approximately $4 billion of proceeds from this transaction, approximately $600 million was paid to the Company. An additional $24 million of the $4 billion consideration was received from Eli Lilly to fund deferred vested stock option payments. The remainder of the $4 billion was paid directly to shareholders of the Company by Eli Lilly.

UNUSUAL ITEMS

The $59.4 million of pre-tax compensation costs related to the PCS Transaction consists of $23.6 million associated with an allocation of cash and shares to ESOP plan participants resulting from a paydown of ESOP debt by the ESOP trust, and $35.8 million associated with the Company's vested stock options and other compensation programs.

   The $107.0 million of income tax expense resulted from the distribution of the Company's common stock to effect the PCS Transaction.

   The $139.5 million pre-tax charge for restructuring, asset impairment and other operating items resulted, in part, from the initiation by the Company's management of several measures designed to streamline operations and improve productivity in the Company's Health Care Services and Water Products segments. These measures included consolidation of certain facilities, workforce reductions, and divestiture of under-performing assets. The charge included write-downs of assets to be disposed of to fair value less costs to sell, impairment losses on capitalized software due to changes in technology, severance for announced workforce reductions, write-downs of inventory associated with the discontinuation of certain product lines, and receivables reserves related to facility closures and to a reassessment of credit risks in the Health Care Services segment. The assets to be disposed of were associated with facility consolidations in the Health Care Services segment and surplus properties held by the Company.

BUSINESS SEGMENTS

Health Care Services is the Company's primary business and includes the U.S. pharmaceutical, health care products, and medical-surgical supplies distribution businesses. U.S. Health Care operations also include marketing and other support services to drug manufacturers, a manufacturer of automated pharmaceutical-dispensing systems for hospitals, and a distributor of first-aid products and supplies to industrial and commercial customers. Health Care Services also includes the Company's international pharmaceutical distribution business (consisting of the Company's Canadian operations and an equity interest in a Mexican distribution business).

   McKesson Water Products is engaged in the processing, delivery, and sale of bottled drinking water to homes and businesses in California, Arizona, Nevada, Oklahoma, Washington, New Mexico, and Texas. It also sells packaged water through retail stores.

REVENUE GROWTH

In fiscal 1997, revenues increased $2.9 billion or 29% to $12.9 billion. The following table identifies the components of revenue growth over the past three fiscal years:

                                       Years Ended March 31
                                   --------------------------
                                      1997       1996    1995
-------------------------------------------------------------
Existing business                      14%         5%     11%
Growth from acquired businesses        15          -       -
                                       --         --      --
 Total revenue growth                  29%         5%     11%
                                       ==         ==      ==

  Revenue from existing business in the Health Care Services segment increased by $1.4 billion or 14% in fiscal 1997 compared with increases of 5% and 11%, respectively in fiscal 1996 and 1995. Internal growth in U.S. Health Care Services was 17% reflecting retail chain growth of 28%, institutional growth of 19% and increased sales to independent pharmacies of 10%. The fiscal 1997 growth was volume related, reflecting growth from existing customers and revenue from new customers. International revenues were flat reflecting the phased transition of a major customer to self-warehousing at Medis Health and Pharmaceutical Services ("Medis") in Canada. Revenues from acquired businesses were $1.5 billion and relate primarily to the FoxMeyer and General Medical acquisitions. The Company retained an estimated $3.4 billion of annualized sales from customers of the former FoxMeyer business.

   The growth in fiscal 1996 Health Care Services revenue represents volume growth from existing customers. The growth in fiscal 1996 was dampened by the loss of a high-volume customer at the beginning of the fiscal year in the U.S. Health Care business. All customer segments (independent, retail chain, and institutional) recorded revenue increases, with significant contributions from the Valu-Rite and proprietary generic drug programs.

   The practice in the Health Care Services distribution business is to pass on to customers published price changes from suppliers. In each of fiscal 1997, 1996, and 1995, prices declined on many generic pharmaceutical products sold by the Health Care Services business. These price declines were offset, in part, by moderate inflation on other product lines, which resulted in almost no net price changes in each year.

   Water Products revenues increased 6% in fiscal 1997 to $275.1 million and 5% to $259.3 million in fiscal 1996. The increases in both years resulted from higher packaged water sales to the grocery trade and moderate growth in the direct-delivery business, mitigated by decreases in sales of vended water. Fiscal 1997 revenues included $16.0 million from the Aqua-Vend vended water business that was sold in March 1997.

   Corporate revenues in fiscal 1997 decreased $17.9 million to $19.8 million primarily due to decreased interest income as a result of lower balances in cash and marketable securities available for sale. Corporate revenues in fiscal 1996 increased $22.7 million to $37.7 million primarily due to increased interest income from higher cash and investment balances due to a full-year impact of the proceeds from the PCS Transaction.

OPERATING PROFIT

Operating profit before unusual items for the Company increased 12% to $274.4 million in fiscal 1997 and in fiscal 1996 increased 14% to $245.7 million from $215.2 million, due primarily to increases in the Health Care Services segment.

   Health Care Services operating profit before unusual items rose 13% to $232.8 million in fiscal 1997, reflecting the increase in revenues and a six basis point operating profit margin improvement in the base U.S. Health Care business. Continued reductions in selling margins in U.S. Health Care were more than offset by product management efforts under the Company's proprietary generic pharmaceutical program and other inventory programs, as well as operating expense efficiencies. The rate of growth was moderated by the effects of the acquisitions and dilution from internal strategic initiatives. In addition, international operating profits were lower due to the previously discussed loss of a major customer by Medis and lower margins on the replacement business and costs associated with the consolidation of distribution centers and administrative functions. Operating profit for Health Care Services included charges of $140.0 million for unusual items in fiscal 1997.

   Health Care Services operating profit before unusual items rose 12% to $206.1 million in fiscal 1996. Operating profit for Health Care Services in fiscal 1995 included charges of $107.3 million for unusual items. Selling margin declines in U.S. Health Care were offset by product management efforts and productivity improvements. Fiscal 1996 operating profits also included the start-up and research and development costs of strategic initiatives. These costs were offset by a pre-tax gain of $11.2 million on the sale of the Company's interest in a Central American pharmaceutical manufacturer for $36.1 million.

   The Company uses the last-in, first-out (LIFO) method of accounting for inventories, which results in cost of sales that more closely reflect replacement cost than other accounting methods, thereby mitigating the effects of inflation and deflation on operating profit. The practice in the Health Care Services distribution business is to pass published price changes from suppliers on to customers. Manufacturers generally provide the Company with price protection, which prevents inventory losses from manufacturer price decreases. As previously discussed, price declines on many generic pharmaceutical products in the Health Care Services segment in each of the fiscal years ending March 31, 1997, 1996, and 1995 moderated the effects of inflation in other product categories, which resulted in minimal overall price changes in those fiscal years.

   Water Products operating profit before unusual items increased 5% to $41.6 million in fiscal 1997 reflecting the 6% sales increase offset, in part, by expenses associated with the continuing geographic expansion into Texas and the Pacific Northwest. Operating profit for Water

Products included $7.0 million of unusual items in fiscal 1997 related to a write-down of assets of its Aqua-Vend unit. Water Products operating profit before unusual items increased 25% to $39.6 million in fiscal 1996 from $31.8 million in fiscal 1995 because of moderate sales growth and lower overall operating costs due, in part, to ongoing programs to improve customer service, which have reduced customer turnover expenses and increased productivity. Fiscal 1995 operating profit included charges for unusual items of $17.3 million.

   Corporate expenses in fiscal 1997 increased $7.3 million to $42.8 million primarily reflecting favorable adjustments to certain incentive programs in the prior year. Corporate expenses in fiscal 1995 included charges of $74.3 million for unusual items.

   The following table summarizes operating profit as a percentage of revenues by segment:

                                               As a Percent of Revenue
                                           -------------------------------
                                           1997           1996        1995
--------------------------------------------------------------------------
Health Care Services                        0.7%/(1)/      2.1%       0.8%/(3)/
Water Products                             12.6/(2)/      15.3        5.9/(4)/


/(1)/ Excluding fiscal 1997 unusual items, the percentage is 1.8%.
/(2)/ Excluding fiscal 1997 unusual items, the percentage is 15.1%.
/(3)/ Excluding fiscal 1995 unusual items, the percentage is 2.0%.
/(4)/ Excluding fiscal 1995 unusual items, the percentage is 12.9%.
--------------------------------------------------------------------------
  The decline in the Health Care Services operating profit margin before unusual items in fiscal 1997 reflects the previously discussed effects of the acquisitions, internal strategic initiatives, and lower international margins due to a change in customer mix and costs associated with distribution center and administrative consolidations. These declines were offset, in part, by a six basis point improvement in operating profit margins in the U.S. Health Care base business reflecting productivity improvements. Absent the effects of the acquisitions and strategic initiatives, the Health Care Services operating profit before unusual items was 2.1% in fiscal 1997, unchanged from the prior year.

   The following table identifies the operating margin (income before interest expense, taxes on income and dividends on preferred securities of subsidiary trust as a percent of revenues) components for the past three years.


                                           1997           1996        1995
--------------------------------------------------------------------------

Gross profit margin(1)                      8.0%           9.2%       8.6%/(3)/
Operating expenses                          7.3/(2)/       6.8        8.7/(3)/
                                            ---            ---        ---
Operating margin (deficit)                  0.7%/(2)/      2.4%      (0.1)%/(3)/
                                            ===            ===        ===

/(1)/ Revenues less cost of sales.
/(2)/ Excluding fiscal 1997 unusual items, operating expenses are 6.2% and the operating margin is 1.8%, respectively. /(3)/ Excluding fiscal 1995 unusual items, the gross profit margin is 8.9%, operating expenses are 6.9% and the operating margin is 2.0%.

------------------------------------------------------------

  The decline in the operating margin in fiscal 1997 (excluding unusual items) reflects duplicate costs associated with the FoxMeyer acquisition that are expected to steadily decline as the Company consolidates and closes distribution centers and administrative facilities. Seven out of the targeted 22 distribution centers were closed through March 31, 1997. In addition, the margin was negatively impacted in the current year by the previously discussed internal strategic initiatives and lower international margins.

   The operating margin excluding unusual items increased to 2.4% in fiscal 1996 from 2.0% in fiscal 1995 due to successful cost control efforts in the Health Care Services and Water Products segments.

INTERNATIONAL OPERATIONS

International operations accounted for 12%, 16%, and 15% of fiscal 1997, 1996, and 1995 consolidated operating profits before unusual items, and 5%, 7%, and 7% of consolidated assets at March 31, 1997, 1996, and 1995, respectively. International operations are subject to certain opportunities and risks, including currency fluctuations. The Company monitors its operations and adopts strategies responsive to changes in the economic and political environment in each of the countries in which it operates.

WORKING CAPITAL

Operating working capital (receivables and FIFO inventories net of related payables) as a percentage of revenues was 10.3%, 9.4%, and 8.5% at March 31, 1997, 1996, and 1995, respectively. The calculation is based on year-end balances and assuming major acquisitions occurred at the beginning of the year (FoxMeyer revenues have been adjusted to reflect an estimated $3.4 billion of retained annualized sales). Excluding the effect of the FoxMeyer acquisition, the operating working capital ratio was 9.1% at March 31, 1997. Operating working capital associated with the FoxMeyer acquisition is expected to decline as a percentage of revenues as facilities are consolidated over the next two years.

CASH FLOW AND LIQUIDITY

Cash and cash equivalents and marketable securities (primarily U.S. Treasury securities with maturities of one year or less) were $230 million, $456 million, and $670 million at March 31, 1997, 1996 and 1995, respectively. The March 31, 1997 balance includes $109.8 million from the sale of Armor All, which is restricted and held in trust as exchange property in connection with the Company's exchangeable debentures. Approximately $12 million of this balance was released in April 1997 following the repurchase by the Company of a portion of the debentures in March 1997. The fiscal 1995 balance reflects the proceeds received by the Company from the PCS Transaction.

Cash Flow from Operations for

Capital Expenditures and Dividends

The following table summarizes the excess (deficit) of cash flow from operations over capital expenditures and dividends:


                                               Years Ended March 31
                                         -------------------------------
Dollars in millions                        1997       1996       1995
------------------------------------------------------------------------
Net cash provided (used) by
continuing operations
  Income (loss) after taxes from
    continuing operations                   $   5     $ 121     $(150)
  Depreciation                                 65        57        52
  Amortization of intangibles                   6         7         7
  Gain on sale of subsidiary                    -       (11)        -
  Other noncash charges                       148        49       190
  Working capital changes                       3      (212)       57
                                            -----     -----     -----
    Total                                     227        11       156
  Capital expenditures                        (77)      (74)      (76)
                                            -----     -----     -----
    Excess (deficit)                          150       (63)       80
Net cash provided (used) by
  discontinued operations                      11        (7)       43
Dividends paid                                (43)      (44)      (70)
                                            -----     -----     -----
  Net excess (deficit)                      $ 118     $(114)    $  53
                                            =====     =====     =====

  Cash flow from continuing operations reflects the cash earnings of the Company's continuing businesses and the effects of the changes in working capital. Working capital changes in fiscal 1997 were favorably impacted by the previously discussed restoration of trade credit from suppliers on FoxMeyer related purchases following the acquisition. Fiscal 1997 and 1995 noncash charges reflect the unusual items discussed earlier. Working capital in fiscal 1996 was impacted by a $136 million increase in inventories net of related payables to obtain favorable purchase terms on certain items from vendors and the payment in fiscal 1996 of PCS Transaction liabilities.

   Capital expenditures for the fiscal years ended March 31, 1997, 1996, and 1995 for the Health Care Services segment were $42 million, $44 million, and $44 million, respectively, and for the Water Products segment were $32 million, $25 million, and $26 million, respectively.

   The decrease in dividends paid during fiscal 1996 reflects the conversion during 1995 of preferred stock in connection with the PCS Transaction (converting the associated dividend requirements to the lower common stock dividend) and the change in the annual common stock dividend from $1.68 per share to $1.00 per share following the PCS Transaction.

Other Financing Activities

During fiscal 1997 and 1996, the Company repurchased 3.4 million and 1.35 million of its common shares for $156 million and $63 million, respectively, as part of a 7.0 million share repurchase program. Authorization to repurchase 2.25 million shares remains outstanding; however, the program was placed on hold in January 1997. In February 1997, the Company issued approximately 2.8 million common shares in conjunction with the General Medical acquisition.

   In February 1997, the Company, through a wholly owned subsidiary trust, issued $200 million of trust convertible preferred securities to fund internal growth. These securities are convertible into approximately 2.7 million common shares, yield a 5% dividend and are callable by the Company beginning in March 2000 at 103.5% of par.

   In March 1997, the Company issued $525 million of fixed-rate debt to term out the financing of the General Medical transaction including the refinancing of higher cost debt assumed in the acquisition. The reduction in long-term debt in fiscal 1996 reflects scheduled debt repayments.

   The Company has $400 million of available credit under domestic committed revolving credit lines. As a result of the Company's investment grade credit rating (S&P A, Duff & Phelps A, and Moody's A3), management believes the Company has access to additional private credit sources and to public capital markets at favorable terms. Funds necessary for future debt maturities and other cash requirements of the Company are expected to be met by existing cash balances, cash flow from operations, existing credit sources, and other available debt capacity.

CAPITALIZATION

The Company's capitalization was as follows:


                                                   March 31
                                         ---------------------------
Dollars in millions                        1997      1996      1995
--------------------------------------------------------------------
Short-term borrowings                     $  100    $    7   $   22
Term debt                                    725       211      223
Exchangeable debt                            160       180      180
                                          ------    ------   ------
  Total debt                                 985       398      425
Convertible preferred securities
  of subsidiary trust                        195         -        -
Stockholders' equity                       1,261     1,065    1,014
                                          ------    ------   ------
  Total capitalization                    $2,441    $1,463   $1,439
                                          ======    ======   ======
Debt-to-capital ratio at March 31           40.4%     27.2%    29.5%
Average interest rate during year
 Total debt                                  5.9%      6.2%     6.2%
 Short-term borrowings                       5.7%      7.3%     6.2%
 Other debt                                  6.1%      6.0%     6.2%

  The increase in the debt-to-capital ratio in fiscal 1997 primarily reflects the increase in debt to fund internal growth, acquisitions, and share repurchases. The decreases in the debt-to-capital ratio in fiscal 1996 resulted primarily from the increase in stockholders' equity from the PCS Transaction, scheduled debt reductions, and repayments of short-term borrowings and other debt.

   Average fully diluted shares were 45.1 million in fiscal 1997, 46.7 million in fiscal 1996, and 45.5 million in fiscal 1995. Common shares outstanding increased to 45.8 million at March 31, 1997 from 44.8 million at March 31, 1996, primarily due to shares issued in connection with the acquisition of General Medical and issuance of shares under employee plans, in excess of the shares repurchased during the year. Common shares outstanding increased to 44.8 million at March 31, 1996, from 44.4 million at March 31, 1995, due primarily to issuance of shares under employee plans, in excess of shares repurchased during the year.

   The Company enters fiscal 1998 with approximately 50.3 million fully diluted shares inclusive of the shares issued in the General Medical transaction and the assumed conversion of the trust convertible preferred securities.

CAPITAL EMPLOYED

Capital employed (net assets) by segment was:



                                             Years Ended March 31
                                         -----------------------------
Dollars in millions                        1997      1996       1995
----------------------------------------------------------------------
 Health Care Services                    $2,439     $1,149    $  898
 Water Products                             108        110       110
                                         ------     ------    ------
  Total Operations                        2,547      1,259     1,008
 Corporate
  Cash, cash equivalents and
     marketable securities                  230        456       670
  Discontinued operations                     -        126        88
  Other                                    (336)      (378)     (327)
                                         ------     ------    ------
   Total capital employed                $2,441     $1,463    $1,439
                                         ======     ======    ======
 Return on average
  capital employed(1)
    Health Care Services                    6.1%(2)   19.8%      7.7%(3)
    Water Products                         29.1(2)    34.7      11.8(3)
 Total consolidated operations(4)           4.9(5)    15.8      (0.7)(5)
 Return on average
  stockholders' equity                     13.5%(6)   13.0%     50.0%(6)

(1) Operating profit divided by average capital employed.
(2) Excluding fiscal 1997 unusual items from operating profit, Health Care Services is 15.2% and Water Products is 35.0%.
(3) Excluding fiscal 1995 unusual items from operating profit, Health Care Services is 18.5% and Water Products is 25.9%.
(4) Income from continuing operations before taxes, interest expense and dividends on preferred securities of subsidiary trust divided by average capital employed.
(5) Excluding fiscal 1997 and 1995 unusual items, consolidated return is 12.6% and 14.3% in fiscal 1997 and 1995, respectively.
(6) Net income includes $120.2 million gain on sale of Armor All in fiscal 1997 and $576.7 million gain on sale of PCS in fiscal 1995.

--------------------------------------------------------------------------------

  The increase in capital employed in Health Care Services in fiscal 1997 reflects the acquisitions and the increased investment spending for retail and institutional strategic initiatives. The decreases in the returns on average capital employed before unusual items in the Health Care Services segment to 15.2% in fiscal 1997 from 19.8% in fiscal 1996 and in total consolidated operations to 12.6% in fiscal 1997 from 15.8% in fiscal 1996 are due primarily to the previously discussed effects of the acquisitions and strategic initiatives. The increase in capital employed in Health Care Services in fiscal 1996 reflects the increased investment spending for retail and institutional strategic initiatives and the additional inventory investment.

ENVIRONMENTAL MATTERS

The Company's continuing operations do not require ongoing material expenditures to comply with federal, state, and local environmental laws and regulations. However, in connection with the disposition of its chemical operations in fiscal 1987, the Company retained responsibility for certain environmental obligations. In addition, the Company is a party to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, (commonly known as "Superfund"), and other federal and state environmental statutes primarily involving sites associated with the operation of the Company's former chemical distribution businesses. Increases (decreases) to reserves for these environmental matters, primarily recorded within discontinued operations, amounted to $(1.5) million and $3.4 million in fiscal 1996 and 1995, respectively. There were no adjustments made to the reserves in fiscal 1997. The increase in fiscal 1995 primarily resulted from a governmental directive to do additional remedial work at a former operating site in Syracuse, N.Y. Management does not believe that changes in the remediation cost estimates in future periods, or the ultimate resolution of the Company's environmental matters, will have a material impact on the Company's consolidated financial position; see
Note 17, "Other Commitments and Contingent Liabilities," on pages 46 to 48 of the accompanying financial statements.

INCOME TAXES

The tax rate on income from continuing operations (excluding fiscal 1997 and 1995 unusual items) was 37.4% in fiscal 1997, 38.7% in fiscal 1996, and 39.8% in fiscal 1995.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 1 "Significant Accounting Policies" on pages 34 and 35 of the accompanying financial statements.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (such as the speed of integration of the acquired businesses and the impact of continued intense competition) and as such may involve known and unknown risks and uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

                       STATEMENTS OF CONSOLIDATED INCOME

                      In millions except per share amounts


Years ended March 31                             1997         1996      1995
--------------------------------------------------------------------------------
REVENUES (NOTE 1)                              $12,886.7   $9,953.7   $9,438.7
                                               ---------   --------   --------
COSTS AND EXPENSES (NOTE 4)
Cost of sales                                   11,849.4    9,038.2    8,630.5
Selling                                            139.8      114.0      116.5
Distribution                                       354.7      327.4      316.4
Administrative                                     450.0      232.8      384.3
Interest                                            55.7       44.4       44.5
                                               ---------   --------   --------
 Total                                          12,849.6    9,756.8    9,492.2
                                               ---------   --------   --------
INCOME (LOSS) BEFORE TAXES ON INCOME
AND DIVIDENDS ON PREFERRED SECURITIES
OF SUBSIDIARY TRUST                                 37.1      196.9      (53.5)
Taxes on income (Note 14)                           31.3       76.2       96.6
                                               ---------   --------   --------
Income (loss) before dividends on
 preferred securities of subsidiary trust            5.8      120.7     (150.1)
Dividends on preferred securities
 of subsidiary trust, net of $0.4 tax
  benefit (Note 10)                                 (0.7)         -          -
                                               ---------   --------   --------
INCOME (LOSS) AFTER TAXES
Continuing operations                                5.1      120.7     (150.1)
Discontinued operations (Notes 2 and 8)              8.6       14.7      (23.1)
Discontinued operations (Notes 2, 8 and 17) -
 Gain on sale/donation of Armor All stock          120.2          -        1.0
 Gain on sale of PCS                                   -          -      576.7
                                               ---------   --------   --------
Net Income                                     $   133.9   $  135.4   $  404.5
                                               =========   ========   ========
EARNINGS (LOSS) PER COMMON SHARE
Fully diluted
 Continuing operations                         $    0.13   $   2.59   $  (3.34)
 Discontinued operations                            0.19       0.31       (.51)
 Discontinued operations -
  Gain on sale/donation of Armor All stock          2.66          -       0.02
  Gain on sale of PCS                                  -          -      12.69
                                               ---------   --------   --------
 Total                                         $    2.98   $   2.90   $   8.86
                                               =========   ========   ========
Primary
 Continuing operations                         $    0.12   $   2.59   $  (3.52)
 Discontinued operations                            0.19       0.31      (0.53)
 Discontinued operations -
  Gain on sale/donation of Armor All stock          2.70          -       0.02
  Gain on sale of PCS                                  -          -      13.23
                                               ---------   --------   --------
 Total                                         $    3.01   $   2.90   $   9.20
                                               =========   ========   ========
SHARES ON WHICH EARNINGS (LOSS)
PER COMMON SHARE WERE BASED
Fully diluted                                       45.1       46.7       45.5
Primary                                             44.5       46.6       43.6

See Financial Notes

                          CONSOLIDATED BALANCE SHEETS


                         In millions, except par value


March 31                                             1997       1996       1995
-----------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                          $  124.8   $  260.8   $  363.1
Marketable securities available for sale
 (Note 1)                                             105.0      195.4      307.3
Receivables (Note 6)                                1,224.5      672.8      651.7
Inventories (Note 7)                                2,259.5    1,317.0    1,081.9
Prepaid expenses (Note 14)                             47.3       17.0       60.2
                                                   --------   --------   --------
  Total current assets                              3,761.1    2,463.0    2,464.2
                                                   --------   --------   --------
Land                                                   38.0       36.1       38.0
Buildings                                             208.5      205.8      199.9
Machinery and equipment                               532.8      471.8      435.4
                                                   --------   --------   --------
  Total property, plant, and equipment                779.3      713.7      673.3
Accumulated depreciation                             (405.7)    (357.7)    (331.7)
                                                   --------   --------   --------
  Net property, plant, and equipment                  373.6      356.0      341.6
Goodwill and other intangibles                        736.2      183.7      172.4
Net assets of discontinued operations
 (Notes 8 and 17)                                         -      125.7       88.2
Other assets (Notes 14 and 15)                        301.9      231.8      193.8
                                                   --------   --------   --------
  Total assets                                     $5,172.8   $3,360.2   $3,260.2
                                                   ========   ========   ========
LIABILITIES
Drafts payable                                     $  210.7   $  194.0   $  160.1
Accounts payable - trade                            1,854.7    1,149.2    1,069.7
Short-term borrowings                                 100.0        6.6       21.7
Current portion of long-term debt (Note 9)             60.3       21.1       11.7
Salaries and wages                                     52.9       26.3       33.5
Taxes                                                  80.0       92.2      138.9
Interest and dividends                                 21.3       19.0       19.3
Other                                                 257.3      134.1      130.3
                                                   --------   --------   --------
  Total current liabilities                         2,637.2    1,642.5    1,585.2
                                                   --------   --------   --------
Postretirement obligations and other
 noncurrent liabilities (Note 15)                     255.1      282.5      269.8
                                                   --------   --------   --------
Long-term debt (Note 9)                               824.9      370.6      391.7
                                                   --------   --------   --------
McKesson - obligated mandatorily redeemable
 preferred securities of subsidiary grantor
 trust whose sole assets are junior
 subordinated debentures of McKesson (Note 10)        194.8          -          -
                                                   --------   --------   --------
STOCKHOLDERS' EQUITY
Common stock (200.0 shares authorized, 46.4, 45.5
 and 44.4 issued as of March 31, 1997, 1996
 and 1995, respectively; par value of $.01)             0.4        0.4        0.4
Additional paid-in capital                            408.2      332.0      319.8
Other capital                                         (19.2)     (36.2)      (4.1)
Retained earnings                                   1,062.6      968.9      875.9
Accumulated translation adjustment                    (44.6)     (49.7)     (51.6)
ESOP notes and guarantee                             (118.3)    (122.5)    (126.4)
Treasury shares, at cost                              (28.3)     (28.3)      (0.5)
                                                   --------   --------   --------
 Stockholders' equity (Note 13)                     1,260.8    1,064.6    1,013.5
                                                   --------   --------   --------
  Total liabilities and stockholders' equity       $5,172.8   $3,360.2   $3,260.2
                                                   ========   ========   ========

See Financial Notes

                     STATEMENTS OF CONSOLIDATED CASH FLOWS


                                  In millions



Years ended March 31                                  1997       1996      1995
---------------------------------------------------------------------------------
OPERATING ACTIVITIES

Income (loss) after taxes from continuing
 operations                                       $     5.1    $ 120.7   $ (150.1)
Adjustments to reconcile to net cash provided by
 operating activities:
 Depreciation                                          65.4       57.2       51.9
 Amortization of intangibles                            6.4        7.0        7.2
 Provision for bad debts                               23.0       13.7       49.0
 Deferred taxes on income                              (1.6)      42.9      (80.4)
 Gain on sale of subsidiary                               -      (11.2)         -
 Other noncash (Notes 2 and 4)                        125.0       (7.4)     220.9
                                                  ---------   --------   --------
   Total                                              223.3      222.9       98.5
                                                  ---------   --------   --------
  Effects of changes in
   Receivables                                       (129.5)         -      (76.1)
   Inventories                                       (332.6)    (239.6)    (213.7)
   Accounts and drafts payable                        521.0      103.9      167.2
   Taxes                                              (39.0)     (13.1)     115.3
   Other                                              (16.6)     (62.9)      64.5
                                                  ---------   --------   --------
   Total                                                3.3     (211.7)      57.2
                                                  ---------   --------   --------
  Net cash provided by continuing operations          226.6       11.2      155.7
Discontinued operations (Notes 2, 3 and 8)             11.5       (7.4)      43.4
                                                  ---------   --------   --------
  Net cash provided by operating activities           238.1        3.8      199.1
                                                  ---------   --------   --------
INVESTING ACTIVITIES
Purchases of marketable securities                   (103.1)    (130.6)    (324.0)
Maturities of marketable securities                   198.2      244.8       19.9
Property acquisitions                                 (76.9)     (73.6)     (76.4)
Properties sold                                         3.6        6.7        4.3
Proceeds from sale of subsidiaries (Notes 2 and 3)    300.7       36.1      568.5
Acquisitions of businesses, less cash and
 short-term investments acquired (Note 2)          (1,209.5)     (33.5)      (0.7)
Investing activities of discontinued operations        (4.2)      (4.4)     (24.5)
Other (Note 15)                                       (73.0)     (49.5)      (2.9)
                                                  ---------   --------   --------
  Net cash provided (used) by investing
   activities                                        (964.2)      (4.0)     164.2
                                                  ---------   --------   --------
FINANCING ACTIVITIES (Notes 9, 10 and 13)
Proceeds from issuance of debt                      1,118.2        0.6       29.8
Proceeds from issuance of preferred
 trust securities, net of issuance costs              195.1          -          -
Repayment of debt                                    (551.9)     (19.1)     (50.9)
Capital stock transactions
 Issuances                                             27.4       19.2       13.5
 Share repurchases                                   (155.7)     (62.7)      (3.1)
 ESOP note payments                                     4.2        3.9       13.6
 Dividends paid                                       (43.3)     (44.2)     (69.9)
Financing activities of discontinued operations         0.1        0.2        4.1
Other                                                  (4.0)         -          -
                                                  ---------   --------   --------
  Net cash provided (used) by financing
   activities                                         590.1     (102.1)     (62.9)
                                                  ---------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                         (136.0)    (102.3)     300.4
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR        260.8      363.1       62.7
                                                  ---------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR          $   124.8   $  260.8   $  363.1
                                                  =========   ========   ========

See Financial Notes

--------------------------------------------------------------------------------
                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                   Shares in thousands, dollars in millions


                                                         Preferred Stocks        Common Stock
                                                       -------------------    ------------------
Years ended March 31, 1997, 1996, and 1995             Shares       Amount    Shares      Amount
-------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1994                                2,883     $  125.3    44,583     $  89.2
Issuances of shares under employee plans (Note 13)                               538         0.1
Purchase of shares (Note 13)                           (2,883)      (125.3)     (733)       (1.5)
Change in par value of common stock from
    $2.00 to $.01 per share (Note 13)                                                      (87.4)
ESOP note payments
Distribution of net assets of PCS
Other
Translation adjustment
Unrealized gains on marketable securities
Net income
Cash dividends declared
    Preferred stock (Series A, $.90 per share)
    Preferred stock (Series B ESOP, $1.8098 per share)
    Common, $1.34 per share

-------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1995                                    -            -    44,388         0.4
Issuances of shares under employee plans (Note 13)                             1,062
Purchase of shares (Note 13)
ESOP note payments
Other (Note 15)
Translation adjustment
Unrealized gains on marketable securities
Net income
Cash dividends declared
    Common, $1.00 per share

-------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1996                                    -            -    45,450         0.4
Issuances of shares under employee plans (Note 13)                               102
Purchase of shares (Note 13)
ESOP note payments
Other (Note 15)
Translation adjustment
Unrealized gains on marketable securities
Net income
Acquisition of General Medical (Note 2)                                          845
Cash dividends declared
    Common, $1.00 per share
-------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997                                    -     $      -    46,397     $  0.4
                                                       ======     ========    ======     =======

See Financial Notes


Additional                            Accumulated          ESOP            Treasury
   Paid-in     Other     Retained     Translation     Notes and     -----------------------   Stockholders'
   Capital   Capital     Earnings      Adjustment     Guarantee     Common Shares    Amount         Equity
----------------------------------------------------------------------------------------------------------
  $  174.4   $  (9.5)   $    610.3        $ (22.3)     $ (165.1)       (3,978)      $ (123.7)     $  678.6
      11.1       1.4                                                      118            4.5          17.1
       5.1                                                              3,846          118.7          (3.0)

      87.4                                                                                               -
      26.9                                                 38.7                                       65.6
                             (80.1)                                                                  (80.1)
      14.9       2.1           2.7                                                                    19.7
                                            (29.3)                                                   (29.3)
                 1.9                                                                                   1.9
                             404.5                                                                   404.5

                              (0.1)                                                                   (0.1)
                              (4.9)                                                                   (4.9)
                             (56.5)                                                                  (56.5)

----------------------------------------------------------------------------------------------------------
     319.8      (4.1)        875.9          (51.6)       (126.4)          (14)          (0.5)     $1,013.5
     (10.6)     (4.0)                                                     761           34.9          20.3
                                                                       (1,349)         (62.7)        (62.7)
                                                            3.9                                        3.9
      22.8     (27.3)          2.3                                                                    (2.2)
                                              1.9                                                      1.9
                (0.8)                                                                                 (0.8)
                             135.4                                                                   135.4

                             (44.7)                                                                  (44.7)

----------------------------------------------------------------------------------------------------------
     332.0     (36.2)        968.9          (49.7)       (122.5)         (602)         (28.3)     $1,064.6
     (25.2)     (7.5)                                                   1,434           66.0          33.3
                                                                       (3,390)        (155.7)       (155.7)
                                                            4.2                                        4.2
      18.4      25.6           3.1                                                                    47.1
                                              5.1                                                      5.1
                (1.1)                                                                                 (1.1)
                             133.9                                                                   133.9
      83.0                                                              1,946           89.7         172.7

                             (43.3)                                                                  (43.3)
----------------------------------------------------------------------------------------------------------
  $  408.2   $ (19.2)   $  1,062.6        $ (44.6)     $ (118.3)         (612)      $  (28.3)     $1,260.8
  ========   =======    ==========        =======      ========        ======       ========      ========

                   ------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

NOTE 1: SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of McKesson Corporation ("the Company" or "McKesson") include the financial statements of all majority-owned companies, except those classified as discontinued operations. All significant intercorporate amounts have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

     Within the U.S. and Canada, McKesson is the largest wholesale distributor of ethical and proprietary drugs, medical-surgical supplies, and health and beauty care products. The Company is also engaged in the processing and sale of bottled drinking water to homes and businesses and packaged water through retail stores. The principal markets for the drug, medical-surgical supplies, and health and beauty care distribution businesses are chain and independent drug stores, hospitals, alternate care sites, food stores, and mass merchandisers.

     The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

Marketable Securities Available for Sale are carried at fair value and the net unrealized gains and losses computed in marking these securities to market have been reported within stockholders' equity. At March 31, 1997, the fair value approximated the amortized cost of these securities. The investments mature on various dates through fiscal 1998.

Inventories consist of merchandise held for resale and are stated at the lower of cost or market. The majority of the cost of domestic inventories is determined on the last-in, first-out (LIFO) method. International inventories are stated at average cost.

Property, Plant, and Equipment is stated at cost and depreciated on the straight-line method at rates designed to distribute the cost of properties over estimated service lives.

Capitalized Software included in other assets reflects costs related to internally developed or purchased software for projects in excess of $1.0 million that are capitalized and amortized on a straight-line basis over periods not exceeding seven years.

Goodwill and Other Intangibles are amortized on a straight-line basis over periods estimated to be benefited, generally 3 to 40 years. Negative goodwill (see Note 2) is being amortized over a five-year period. Accumulated amortization balances were $61.2 million, $54.8 million, and $47.8 million at March 31, 1997, 1996, and 1995, respectively. The Company periodically assesses the recoverability of the carrying value of its goodwill based on a review of projected undiscounted cash flows of the related operating entities. These cash flows are prepared and reviewed by management in connection with the Company's annual long-range planning process.

Insurance Programs. Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain losses related primarily to workers' compensation, physical loss to property, business interruption resulting from such loss, and comprehensive general, product, and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry.

Revenue Recognition. Revenue is recognized when products are shipped or services are provided to customers. In addition, for large volume sales of pharmaceuticals to major self-warehousing drugstore chains, the Company acts as an intermediary in the order and subsequent delivery of products directly from the manufacturer to the customers' warehouses. These sales of $2.8 billion in 1997, $3.0 billion in 1996, and $2.9 billion in 1995 are reported net of associated cost of sales as revenues in the consolidated statements of income. Included in revenues is interest income of $14.5 million, $37.8 million, and $18.4 million in fiscal 1997, 1996, and 1995, respectively.

Income Taxes. The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes;" see Note 14.

Earnings (Loss) per Common Share. Primary earnings (loss) per share are calculated by dividing net income less preferred dividends by the weighted average shares outstanding adjusted for the dilutive effect of stock options. Fully diluted earnings (loss) per share reflect the dilutive effect of stock options and assume the conversion of the convertible preferred securities and related earnings adjustments.

Foreign Currency Translation. Assets and liabilities of the Company's foreign affiliates are translated at current exchange rates, while revenue and expenses are translated at average rates prevailing during the year. Translation adjustments are reported as a component of stockholders' equity.

Accounting Changes. In fiscal 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires review of the carrying value of long-lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable; see Note 4 for charges the Company recorded in fiscal 1997 related to the impairment of assets.

     In fiscal 1997, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which provides for the disclosure of pro forma net earnings and net earnings per share as if the fair value method were used to account for stock-based employee compensation plans. The Company has elected to continue to use the intrinsic value method to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees;" see
Note 13.

     In fiscal 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets sold to third parties; see Note 5.

New Accounting Pronouncements. In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." The Company is required to adopt SFAS 128 in fiscal 1998. Earlier application is not permitted.

     SFAS 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Pro forma amounts for basic and diluted EPS, assuming SFAS 128 had been in effect, are as follows:

                                                   Years ended March 31
                                           ------------------------------------
                                              1997          1996         1995
--------------------------------------------------------------------------------
Net Income Per Share
     Basic                                   $3.13         $3.05        $9.55
     Diluted                                  3.01          2.91         8.86


NOTE 2: ACQUISITIONS,
INVESTMENTS, AND DIVESTITURES

On February 21, 1997, the Company acquired General Medical Inc. ("General Medical") for approximately $775 million including the issuance of approximately
2.8 million shares of the Company's common stock and the assumption of approximately $428 million in debt. Payment of $30 million of the purchase price has been withheld pending the outcome of a contingency. General Medical is a multi-market distributor of medical-surgical supplies to acute-care, physician-care, and extended-care markets. This acquisition has been accounted for under the purchase method and the results of operations of General Medical have been included in the consolidated financial statements since the date of acquisition. The valuation of the General Medical net assets acquired included the recognition of liabilities totaling $7.9 million related to closures of duplicate facilities and involuntary termination and relocation benefits, of which $7.3 million remained outstanding as of March 31, 1997. The excess of the purchase price over the fair value of the net assets acquired of approximately $600 million is being amortized on a straight-line basis over 40 years. The purchase price allocations are based on preliminary estimates and may be subject to revision.

     On November 8, 1996, the Company acquired FoxMeyer Corporation's pharmaceutical distribution business ("FoxMeyer"), pursuant to an expedited auction process in the FoxMeyer Corporation bankruptcy proceeding in Wilmington, Delaware. Through an amended sale agreement, the Company paid approximately $23 million in cash to the debtors, paid off approximately $500 million in secured debt, and assumed an additional $75 million in other liabilities. The Company utilized proceeds from commercial paper issuances and a note payable to a bank to fund the transaction. The note payable to a bank was repaid prior to March 31, 1997, with cash flow from operations and proceeds from divestitures. The Company acquired assets consisting primarily of accounts receivable and inventories of approximately $650 million, customer contracts and fixed assets. This acquisition was accounted for under the purchase method.

     As further discussed in Note 4, as a result of the FoxMeyer acquisition, management has assessed strategies and program offerings and initiated a plan to optimize the network configuration from the combined distribution centers of the Company and those acquired. This plan has been reflected in the valuation of the FoxMeyer net assets acquired. Liabilities of $37.6 million were recognized for costs associated with closures of duplicate distribution centers and workforce reductions of which $21.9 million remained outstanding as of March 31, 1997. The plan to consolidate the FoxMeyer business is expected to be completed over the next two years. The excess of the fair value of net assets acquired over the purchase price, after reducing to zero the carrying value of long-term assets which are expected to be retained for use by the Company, was approximately $50 million (negative goodwill). The purchase price allocations are based on preliminary estimates and may be subject to revision. The negative goodwill is being amortized on a straight-line basis over five years.

     The following unaudited pro forma information has been prepared assuming FoxMeyer and General Medical had been acquired as of the beginning of fiscal 1997 and fiscal 1996:


                                                           March 31
                                                  -------------------------
In millions, except per share amounts                   1997           1996
---------------------------------------------------------------------------
Revenues                                           $17,398.8      $16,992.8
Net income (loss)                                     (269.3)          79.3
Earnings (loss) per share
     Fully diluted                                     (5.92)          1.60
     Primary                                           (5.92)          1.61

     The unaudited pro forma information above is not indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the General Medical and FoxMeyer acquisitions been effected on the assumed dates. For instance, due to FoxMeyer's bankruptcy filing on August 27, 1996, and the resulting deterioration in its operations through November 8, 1996, FoxMeyer experienced a decline in its sales base, wrote off its goodwill and other intangibles totaling $207.9 million, and established substantial accounts receivable and inventory reserves and an additional valuation allowance for deferred tax assets aggregating $153.4 million during the period from April 1, 1996, to November 8, 1996.

     In April 1996, the Company acquired Automated Healthcare, Inc. ("AHI") for $61.4 million in cash and the assumption of $3.2 million of employee stock incentives. AHI designs, manufactures, sells, and installs automated pharmaceutical dispensing equipment for use by health care institutions. The acquisition was accounted for as a purchase and accordingly, AHI's results are included in the consolidated financial statements since the date of acquisition. The results of operations of AHI were not material in relation to the Company's consolidated results of operations. The goodwill related to the acquisition of approximately $13.4 million is being amortized on a straight-line basis over a ten-year period. A $48.2 million charge was recorded to write off the portion of the purchase price of AHI allocated to technology for which technological feasibility had not been established as of the acquisition date and for which there were no alternative uses. Existing technology was valued at $0.4 million and is being amortized on a straight-line basis over a three-year period. The Company utilized a discounted cash flow methodology by product line to value in-process and existing technologies as of the acquisition date. The resulting valuations represent management's best estimate of the respective fair values as of that date. As of the acquisition date, further costs necessary to develop the purchased technologies into commercially viable products were approximately $3.4 million, based on current estimates. Such costs are expected to be incurred through fiscal 1998 and are associated with the following activities: engineering required to advance the design of products to the point that they meet specific functional and economic requirements and are ready for manufacture, prototype development, and product testing.

     In fiscal 1996 the Company made a $20 million acquisition in the Health Care Services segment. The acquired company provides support services to commercial, non-profit, and governmental organizations engaged in pharmaceutical and biomedical development. The Company also acquired interests in two companies engaged in the development of new technology-based initiatives to enhance the Health Care Services segment's competitive position.

     On March 31, 1997, the Company sold its service merchandising unit, Millbrook Distribution Services, Inc. ("Millbrook"), to R.A.B. Holdings, Inc. The after-tax proceeds on the sale approximated Millbrook's book value.

     In March 1997, the Company sold its Aqua-Vend vended water business ("Aqua-Vend"), a unit of the Water Products segment. The after-tax proceeds on the sale approximated Aqua-Vend's book value, after giving effect to the $7.0 million pre-tax provision for impairment of its assets in the third quarter of fiscal 1997; see Note 4.

     On December 31, 1996, the Company sold its 55% equity interest in Armor All Products Corporation ("Armor All") to The Clorox Company for $221.9 million and recognized an after-tax gain of $120.2 million. At closing, after-tax proceeds of $109.8 million replaced the 6.9 million Armor All shares held in trust as exchange property for the Company's $180 million exchangeable subordinated debentures; see Note 9.

     All of the net assets and results of operations of both Armor All and Millbrook have been reclassified as discontinued operations. Prior year amounts have been restated.

     In fiscal 1996, the Company sold its interest in a Central American pharmaceutical manufacturer for $36.1 million, resulting in a gain of $11.2 million.

NOTE 3: SALE OF THE PCS BUSINESS

On July 10, 1994, the Company entered into an Agreement and Plan of Merger and a Reorganization and a Distribution Agreement ("Merger Agreement" and "Distribution Agreement," respectively) providing for the acquisition by Eli Lilly and Company ("Eli Lilly") of McKesson's pharmaceutical benefits management business ("PCS"), which was primarily operated by PCS Health Systems, Inc. and Clinical Pharmaceuticals, Inc., both of which were wholly owned subsidiaries of McKesson, for approximately $4 billion.

     As required by the Merger Agreement, on July 15, 1994, ECO Acquisition Corporation ("ECO"), a subsidiary of Eli Lilly, commenced a cash tender offer to purchase from McKesson shareholders all outstanding shares of McKesson Common Stock (the "Shares") at a price of $76.00 per Share (the "Offer"). The Offer was completed on November 21, 1994 and McKesson and ECO merged (the "Merger").

     Simultaneous with the completion of the Offer and pursuant to the terms of the Distribution Agreement, McKesson (i) transferred all of its assets and liabilities, other than those related to PCS, to SP Ventures, Inc., a newly formed corporation ("New McKesson") and (ii) declared a dividend of one share of common stock of New McKesson, par value of $.01 per share, for each Share held of record as of November 19, 1994 (collectively, the "Spin-Off"). After giving effect to the Spin-Off and the completion of the Offer, the current businesses of McKesson (other than PCS) are being continued through New McKesson. As a result of the Offer, Merger, and Spin-Off (collectively, the "PCS Transaction"), each existing McKesson shareholder received a cash payment of $76.00 per Share (representing the proceeds from the sale of PCS) and one share of common stock of New McKesson representing their continuing interest in the retained businesses.

     For financial statement purposes, New McKesson is the continuing entity and has retained the name McKesson Corporation. The accompanying financial statements reflect PCS as a discontinued operation.

     Approximately $600 million of the $4 billion consideration paid by Eli Lilly was received by the Company. An additional $24 million of the $4 billion consideration was received from Eli Lilly to fund deferred vested stock option payments. The remainder of the $4 billion was paid directly to shareholders of the Company by Eli Lilly. In fiscal 1995, the Company recorded a gain on the sale of PCS of $576.7 million, after transaction costs and other expenses.

NOTE 4: CHARGES AND GAINS IN
CONTINUING OPERATIONS

Fiscal 1997

The acquisition of the assets and operations of FoxMeyer (see Note 2) resulted in a significant increase in sales volume, a substantial change in the customer mix (primarily a large increase in institutional customers), and overlapping, duplicate, and "similar purpose" assets. This required management to reassess the Company's operations, distribution center network and business strategies, including program offerings. A plan was developed to optimize the network configuration from the combined distribution centers of the Company and those acquired in the transaction which will result in the consolidation and closure of approximately 22 distribution centers, workforce reductions, and disposal of excess, duplicate assets. Management has also reassessed strategies and program offerings for expanding certain customer segments in light of the larger and more diverse customer base, and identified certain programs and investments, which will no longer be pursued as originally contemplated. Other duplicate, common purpose assets including administrative facilities, software, and other equipment have been reviewed to identify the optimum mix for the combined companies. This has resulted in the impairment in the value of certain assets, which will not ultimately be retained or utilized as originally intended. The foregoing has been reflected in the valuation of the FoxMeyer assets acquired, and liabilities assumed (see Note 2), and in the charges discussed below with respect to the affected assets of the Company.

     The charges resulting from the impairment of assets of the Company as a result of the integration and rationalization of the Company's distribution operations, systems, strategies, and program offerings and administrative functions and for certain operating items are recorded in selling, distribution, and administration expenses and are summarized below (in millions):


Development costs and investments associated
     with program offerings which will no longer
     be pursued as originally contemplated                       $28.0
Computer software which will no longer be
     utilized or for which the development program
     has ceased                                                   29.3
Cost of facilities closures - primarily write-down
     of assets which will no longer be utilized and will
     be disposed of                                               10.1
Receivables reserves                                              15.1
Other operating items                                             16.3
                                                                 -----
                                                                 $98.8
                                                                 =====

     The disposition of properties in connection with facilities closures is expected to occur over the next three years. Substantially all of the charges represent the write-down of existing balances and are, accordingly, noncash. Balances remaining from a prior restructuring in fiscal 1995 for facilities closures were considered in connection with the revised facilities plan after the FoxMeyer transaction, resulting in an additional provision of $2.9 million. There were no significant changes in estimates or recharacterization of other amounts from the prior restructuring reserves. Also included in the charge for facilities closures is $7.2 million associated with the Company's Canadian operation, which is restructuring its distribution operations and network following a significant change in its customer mix.

     The charge related to receivable reserves results from management's reevaluation of the U.S. Health Care business' estimated exposures for bad debts, disputed amounts, customer allowances, and rebates.

     Other operating items include a provision by the Water Products business of $7.0 million for the impairment of assets in its vended water business. Other operating items of the U.S. Health Care business consist of $2.8 million of incremental costs incurred during a strike at a distribution center, $1.5 million for the termination of a marketing program and certain distributor relationships, and $5.0 million of other charges.

Fiscal 1995

The loss from continuing operations in fiscal 1995 includes $59.4 million ($45.3 million after-tax) of compensation costs related to the PCS Transaction, $107.0 million of income tax expense related to the distribution of New McKesson common stock to McKesson shareholders subsequent to the transfer of assets and liabilities from McKesson to New McKesson to effect the PCS Transaction, and $139.5 million ($85.3 million after-tax) of charges for restructuring, asset impairment, and other operating items.

     The $59.4 million of compensation expense related to the PCS Transaction in continuing operations (classified in administrative expense) consists of $23.6 million associated with an allocation of cash and shares to ESOP plan participants resulting from a paydown of ESOP debt by the ESOP trust and $35.8 million associated with the Company's vested stock options and other compensation programs.

     The $139.5 million of charges for restructuring, asset impairment, and other operating items in continuing operations ($35.9 million included in cost of sales and $103.6 million included in administrative expense) resulted, in part, from the initiation by the Company's management of several measures designed to streamline operations and improve productivity in the Company's distribution and Water Products businesses. These measures included consolidation of certain facilities, workforce reductions, and divestiture of under-performing assets. Charges for other operating items consist primarily of write-downs of assets to be disposed of to fair value less costs to sell, impairment losses on capitalized software due to changes in technology, severance for an announced company-wide workforce reduction of approximately 350 individuals, write-downs of inventory associated with the discontinuation of certain product lines, and receivable reserves related to facility closures and to a reassessment of credit risks in the Company's Health Care Services businesses. The assets to be disposed of are associated with facility consolidations in the Health Care Services and Water Products businesses and surplus properties held by the Company. Balances remaining in the asset reserves were re-evaluated in connection with the fiscal 1997 charges.

     The charges (substantially all noncash with the exception of severance) for restructuring, asset impairment, and other operating items included in continuing operations in fiscal 1995 are as follows:


In millions
--------------------------------------------------------------------------------
Costs associated with facility closures and surplus
     properties - primarily write-downs of assets
     to be disposed of                                             $ 27.6
Severance costs for announced workforce reductions                   11.5
Asset write-downs resulting from changed business conditions:
     Facilities and equipment                                         2.4
     Software                                                        24.7
Discontinuation of product lines                                     20.5
Receivable reserves                                                  32.2
Other operating items                                                20.6
                                                                   ------
     Total                                                         $139.5
                                                                   ======

Summary of Reserve Balances

The remaining balances outstanding for the combined reserves at March 31, 1997, and 1996 are as follows:

                                                            March 31
                                                       ------------------
In millions                                              1997        1996
-------------------------------------------------------------------------


Costs of facilities closures and surplus
     properties - primarily write-down
     of assets which will be disposed of               $ 27.8       $13.1
Severance costs for announced
     workforce reductions                                   -         2.0
Discontinuation of product lines                          6.1        14.3
Receivable reserves                                       7.7         0.6
Other operating items                                     6.5         2.2
                                                       ------       -----
     Total                                             $ 48.1       $32.2
                                                       ======       =====

     The write-downs associated with assets to be disposed of and asset impairments due to changed business conditions were based primarily on independent appraisals. Charges to the restructuring reserve in fiscal 1997, 1996, and 1995 have consisted primarily of asset write-offs (substantially all of which are noncash) and cash payments for severance of $2.0 million, $5.2 million, and $4.3 million in fiscal 1997, 1996, and 1995, respectively.

NOTE 5: OFF-BALANCE SHEET RISK
AND CONCENTRATIONS OF CREDIT RISK

Trade receivables subject the Company to a concentration of credit risk with customers in the retail sector. This risk is spread over a large number of geographically dispersed customers.

     At March 31, 1997, the Company sold $154.6 million of trade receivables at amounts approximating their fair value to a bank in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

     Proceeds received by the Company on sales of accounts receivable with recourse to the Company for certain uncollectible amounts totaled $105 million and $47 million in 1996 and 1995, respectively.


NOTE 6: RECEIVABLES

                                                             March 31
                                                    --------------------------
In millions                                         1997       1996       1995
------------------------------------------------------------------------------
Customer accounts                               $1,180.4   $  631.7   $  635.6
Other                                               88.0       79.2       65.4
                                                --------   --------   --------
   Total                                         1,268.4      710.9      701.0
Allowances                                         (43.9)     (38.1)     (49.3)
                                                --------   --------   --------
   Net                                          $1,224.5   $  672.8   $  651.7
                                                ========   ========   ========

     The allowances are for uncollectible accounts, discounts, returns, and other adjustments.

NOTE 7: INVENTORIES

                                                             March 31
                                                    --------------------------
In millions                                         1997       1996       1995
------------------------------------------------------------------------------
Inventories before LIFO cost adjustment
   (approximates replacement cost)              $2,538.6   $1,602.5   $1,376.2
LIFO cost adjustment                              (279.1)    (285.5)    (294.3)
                                                --------   --------   --------
     Total                                      $2,259.5   $1,317.0   $1,081.9
                                                ========   ========   ========

The LIFO method was used to value approximately 84% of the inventories at March 31, 1997, and 90% of the inventories at March 31, 1996, and 1995.

NOTE 8: DISCONTINUED OPERATIONS
The net assets (liabilities) of discontinued operations at March 31 were as follows:


In millions                                         1997       1996       1995
------------------------------------------------------------------------------


Total assets                                       $2.5       $275.5    $309.6
Total liabilities                                  (5.8)      (149.8)   (221.4)
                                                  -----      -------    ------
    Net assets (liabilities)                      $(3.3)     $ 125.7    $ 88.2
                                                  =====      =======    ======

     At March 31, 1997, net liabilities of discontinued operations were included in other current liabilities. Assets consist primarily of land held for sale and investments in affiliates. Liabilities consist primarily of other accrued liabilities.

     At March 31, 1996, and 1995, assets of discontinued operations consisted primarily of cash; receivables; inventory; property, plant, and equipment; and goodwill of Armor All and Millbrook. Liabilities of discontinued operations consist primarily of accounts payable and other accrued liabilities of Armor All and Millbrook.

     Results of discontinued operations were as follows:


In millions                                         1997       1996       1995
------------------------------------------------------------------------------

Revenues                                          $592.1     $749.6     $999.9
                                                  ======     ======     ======
Discontinued operations before taxes              $ 17.2     $ 31.7     $ 20.2
Provision for taxes on income                       (5.6)     (13.7)     (32.3)
Minority interest in Armor All                      (3.0)      (3.3)     (11.0)
                                                  ------     ------     ------
     Discontinued operations                         8.6       14.7      (23.1)
                                                  ------     ------     ------
Gain on sale/donation of
     Armor All stock                               154.5          -       (2.0)
Tax benefit (expense)                              (34.3)         -        3.0
                                                  ------     ------     ------
     Net gain on sale/donation
         of Armor All stock                        120.2          -        1.0
                                                  ------     ------     ------
Gain on sale of PCS                                    -          -      571.8
Tax benefit                                            -          -        4.9
                                                  ------     ------     ------
     Net gain on sale of PCS                           -          -      576.7
                                                  ------     ------     ------
              Total                               $128.8     $ 14.7     $554.6
                                                  ======     ======     ======

     Discontinued operations in fiscal 1997 of $8.6 million after-tax includes $3.7 million and $4.9 million after-tax from the operations of Armor All and Millbrook, respectively.

     Discontinued operations in fiscal 1996 of $14.7 million after-tax includes $4.3 million and $10.4 million after-tax from the operations of Armor All and Millbrook, respectively.

     The after-tax loss from discontinued operations in fiscal 1995 of $23.1 million includes $19.4 million and $13.9 million in after-tax profits from the operations of PCS and Armor All, respectively, and a $58.0 million loss after-tax from Millbrook. Millbrook's results include approximately $72.8 million after-tax of charges related to the write-down of the Company's investment as a result of significant changes in this segment's customer base and marketplace. Results also include $1.6 million after-tax profit from settlements recovered in insurance litigation related to environmental matters associated with the former operations of the Company's chemical businesses, which were divested in fiscal 1987, net of adjustments to environmental reserves. The gain on donation of Armor All stock of $1 million after-tax in fiscal 1995 is related to contributions to the McKesson Foundation.


NOTE 9: LONG-TERM DEBT

                                                             March 31
                                                    --------------------------
In millions                                         1997       1996       1995
------------------------------------------------------------------------------

ESOP related debt                                 $118.3      $122.5    $126.4
4.50% exchangeable subordinated
     debentures due 2004                           160.4       180.0     180.0
8.625% Notes due 1998                               49.0        49.0      49.0
8.75% Notes due 1997                                   -        10.0      10.0
6.60% Notes due 2000                               175.0           -         -
6.875% Notes due 2002                              175.0           -         -
7.65% Debentures due 2027                          175.0           -         -
3.45% to 7.47% IDRBs due
     through 2012                                   21.4        20.0      25.6
Capital lease obligations
     (averaging 8.5%)                                4.2         4.4       4.7
Other, 6.5% to 12.125%, due
     through 2021                                    6.9         5.8       7.7
                                                  ------      ------    ------
     Total                                         885.2       391.7     403.4
Less current portion                                60.3        21.1      11.7
                                                  ------      ------    ------
     Total                                        $824.9      $370.6    $391.7
                                                  ======      ======    ======

    The Company has a revolving credit agreement with seven U.S. banks and their Canadian affiliates whereby the banks commit $250 million borrowing availability at the reference rate (8.5% at March 31, 1997) or money market-based rates. The agreement expires in fiscal 2002. The agreement permits the Company's wholly owned Canadian subsidiary, Medis, to borrow the Canadian dollar equivalent of up to $75 million (as part of the $250 million arrangement) at the Canadian prime rate or Canadian money market-based rates. The agreement contains limitations on additional indebtedness. Compensating balances are not required. The Company has additional available liquidity for general working capital purposes in the form of a 364-day facility with the same U.S. banks whereby the banks commit to provide an additional $250 million. At March 31, 1997, the Company had outstanding $100 million of commercial paper borrowings supported by these agreements and $400 million of unused borrowing capacity.

    Total interest payments were $53.6 million, $47.5 million, and $45.3 million in fiscal 1997, 1996, and 1995, respectively.

    ESOP-related debt (see Note 15) is payable to banks and insurance companies, bears interest at rates ranging from 8.6% fixed rate to approximately 80% of the prime or LIBOR +0.4% and is due in installments through 2009.

    In connection with the 4.5% exchangeable subordinated debentures, the March 31, 1997, cash and cash equivalents and marketable securities balances include $13.2 million and $96.6 million, respectively, held in trust as exchange property for $180 million principal amount of debentures. In March 1997, the Company repurchased $19.6 million of the exchangeable subordinated debentures. The restricted portion of the marketable securities related to this purchase was released in April 1997.

    In fiscal 1997, the Company issued fixed-rate, unsecured, unsubordinated debt totaling $525.0 million. The 6.6% notes mature on March 1, 2000, the 6.875% notes mature on March 1, 2002, and the 7.65% debentures mature on March 1, 2027. Interest only is payable semi-annually on all three issuances.

    Certain debt agreements require that the Company's total debt not exceed 56.5% of total capitalization (total debt plus equity). At March 31, 1997, the Company was in compliance with its debt covenants.

    Aggregate annual payments on long-term debt and capitalized lease obligations (see Note 11) for the years ending March 31 are:


                                     Long-Term       Capital
In millions                               Debt        Leases          Total
------------------------------------------------------------------------------
1998                                    $ 60.0          $0.3         $ 60.3
1999                                      10.1           0.3           10.4
2000                                     185.4           0.3          185.7
2001                                      11.0           0.4           11.4
2002                                     186.8           0.4          187.2
Later years                              427.7           2.5          430.2
                                        ------          ----         ------
     Total                              $881.0          $4.2         $885.2
                                        ======          ====         ======

NOTE 10: CONVERTIBLE PREFERRED SECURITIES

In February 1997, a wholly owned subsidiary trust of the Company issued 4 million preferred shares, which are convertible at the holder's option into McKesson common stock. Holders of the securities are entitled to cumulative cash distributions at an annual rate of 5% of the liquidation amount of $50 per security. Each security is convertible at the rate of .6709 shares of McKesson common stock, subject to adjustment in certain circumstances. These securities are callable by the Company at 103.5% of par beginning in March 2000. The sole assets of the subsidiary trust consist of Convertible Junior Subordinated Debentures of the Company with an aggregate principal amount equal to the aggregate liquidation amount of the securities. The securities will be redeemed upon repayment of the convertible debentures. The Convertible Debentures mature on June 1, 2027, bear interest at the rate of 5%, payable quarterly, and are redeemable by the Company beginning in March 2000 at 103.5% of par.


NOTE 11: LEASE OBLIGATIONS

The Company leases facilities and equipment under both capital and operating leases. Net assets held under capital leases included in property, plant, and equipment were $3.0 million, $3.3 million, and $3.5 million at March 31, 1997, 1996, and 1995, respectively. Amortization of capital leases is included in depreciation expense.

    As of March 31, 1997, future minimum lease payments and sublease rentals in years ending March 31 are:

                                           Non-           Non-
                                     cancelable     cancelable
                                      Operating       Sublease     Capital
In millions                              Leases        Rentals      Leases
--------------------------------------------------------------------------
1998                                     $ 35.0         $ (3.0)       $0.6
1999                                       29.3           (2.3)        0.6
2000                                       23.1           (1.8)        0.6
2001                                       19.7           (1.3)        0.6
2002                                       15.4           (1.2)        0.6
Later years                                43.4           (2.0)        3.5
                                         ------         -------       ----
Total minimum lease payments             $165.9         $(11.6)        6.5
                                         ======         =======
Less amounts representing interest                                     2.3
                                                                      ----
Present value of minimum
     lease payments                                                   $4.2
                                                                      ====

    Rental expense was $33.7 million, $26.1 million, and $24.9 million in fiscal 1997, 1996, and 1995, respectively.

    Most real property leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses in excess of base-period amounts.

NOTE 12: FAIR VALUE OF

FINANCIAL INSTRUMENTS

At March 31, 1997, the carrying amounts and estimated fair values of the Company's financial instruments, as determined under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," were as follows:


                                                        Carrying     Estimated
In millions                                               Amount    Fair Value
------------------------------------------------------------------------------
Cash and cash equivalents                                 $124.8        $124.8
Marketable securities                                      105.0         105.0
Short-term borrowings                                      100.0         100.0
Long-term debt, including current portion                  885.2         866.3

The estimated fair values were determined as follows:

    Cash and cash equivalents and short-term borrowings: carrying amounts approximate fair value.

    Marketable securities and long-term debt: quoted market prices or market comparables.

NOTE 13: STOCKHOLDERS' EQUITY

At March 31, 1997, 1996, and 1995, the Company was authorized to issue 100,000,000 shares of series preferred stock ($.01 par value) of which none were outstanding and 200,000,000 shares of common stock ($.01 par value) of which approximately 45,785,000 shares, 44,848,000 shares, and 44,374,000 shares were outstanding net of treasury stock, respectively. At March 31, 1994, there were 120,000,000 shares of common stock ($2.00 par value) authorized of which approximately 40,605,000 were outstanding, net of treasury stock and two issues of preferred stock authorized and outstanding. Prior to November 21, 1994, and in connection with the PCS Transaction, all of the outstanding shares of preferred stock were converted into either common stock or cash.

    Noncash conversions of preferred stock to common stock totaled $123.5 million in fiscal 1995. Other noncash transactions impacting stockholders' equity in fiscal 1995 included the $23.6 million paydown of ESOP debt by the ESOP Trust and $80.1 million of net assets of PCS distributed in connection with the PCS Transaction and charged to retained earnings.

    The Company's stock-based compensation plan, the 1994 Stock Option and Restricted Stock Plan (the "Stock Option Plan") provides grants of nonqualified stock options to employees and non-employee directors of McKesson. Under the Stock Option Plan, options are granted at prices not less than the fair market value of the stock on the date of grant. The options generally vest over four years and expire 10 years after the grant date. Under the Stock Option Plan, the Company is authorized to grant up to 10.0 million shares, including 9.8 million for options as of March 31, 1997.

The following is a summary of options outstanding at March 31, 1997:





                                                              Options Outstanding                      Options Exercisable
                                         ----------------------------------------------------     -----------------------------
                                                                  Weighted-
                                               Number               Average                           Number
                                           of Options             Remaining         Weighted-     of Options          Weighted-
       Range of                           Outstanding      Contractual Life           Average    Exercisable            Average
Exercise Prices                          at Year End              (in Years)         Exercise    at Year End     Exercise Price
-------------------------------------------------------------------------------------------------------------------------------
 $2.16 to $10.38                             472,316                   4.89            $ 9.11        432,066             $ 9.75
$10.64 to $12.88                           1,002,144                   5.71             12.83        995,777              12.83
$13.17 to $16.67                             847,747                   6.78             16.63        545,402              16.64
$21.12 to $35.00                             617,834                   7.69             33.92        263,019              34.38
$36.88 to $50.00                           1,006,367                   8.65             48.35        198,151              48.83
$50.50 to $63.88                           1,484,150                   9.83             56.43          5,625              51.35
                                           ---------                                               ---------
                                           5,430,558                   7.70             34.00      2,440,040              18.47
                                           =========                                               =========

Expiration dates range from July 27, 1997, to March 26, 2007.

The following is a summary of changes in the options for the Stock Option Plan:

                                                            1997                   1996                     1995
                                                   ----------------------    --------------------    --------------------
                                                                Weighted-               Weighted-               Weighted-
                                                                  Average                 Average                 Average
                                                                 Exercise                Exercise                Exercise
                                                     Shares        Price        Shares      Price       Shares      Price
-------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                  4,970,403       $22.61     6,127,161   $  15.96    3,205,025     $41.92
Assumed through acquisition                          62,549         2.16             -          -            -          -
Granted                                           1,732,974        54.72       884,200      49.53      828,150      37.12
Exercised                                        (1,159,646)       14.98    (1,762,447)     12.67     (651,651)     19.20
Canceled                                           (175,722)       30.52      (278,511)     23.29     (229,072)     27.61
PCS options/(1)/                                          -            -             -          -     (497,650)     48.30
Repricing of options due to PCS Transaction/(2)/          -            -             -          -    3,472,359      41.74
                                                  ---------                   --------               ---------
Outstanding at year end                           5,430,558        34.00     4,970,403      22.61    6,127,161      15.96
                                                  =========                  =========               =========
Exercisable at year end                           2,440,040       $18.47     2,209,460   $  14.55    2,188,196     $11.94
                                                  =========                  =========               =========

/(1)/ PCS employees that held McKesson options received directly from Eli Lilly cash and restricted stock for all vested and unvested options, respectively, at the time of the PCS Transaction.

/(2)/ Exercisable options held by an employee of the Company at the time of the PCS Transaction were split into two separately exercisable options, one for shares of McKesson common stock and one for shares of New McKesson common stock. The options were repriced such that the aggregate intrinsic value of the two separately exercisable options remained the same as the value of the corresponding original exercisable option. Upon the completion of the PCS Transaction, each adjusted McKesson option was canceled in exchange for a cash amount, paid by Eli Lilly, equal to the difference between $76 and the adjusted exercise price of such option. All non-exercisable options held by an employee of the Company at the time of the PCS Transaction were repriced at an exchange ratio of 3.3967 New McKesson options to one McKesson option. The exercise price of each New McKesson option is equal to the exercise price per share of the original McKesson option divided by 3.3967.

--------------------------------------------------------------------------------
Pursuant to SFAS 128, the Company has elected to account for its stock-based compensation plan under APBO 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized in the consolidated financial statements for the Stock Option Plan. Had compensation cost for the Stock Option Plan been recognized based on the fair value at the grant dates for awards under those plans, consistent with the provision of SFAS No. 123, net income and earnings per share would have been as indicated in the following table. Since pro forma compensation cost relates to all periods over which the awards vest, the initial impact on pro forma net income may not be representative of compensation cost in subsequent years, when the effect of amortization of multiple awards would be reflected.



                                                         Years Ended March 31
                                                         --------------------
In millions, except per share amount                        1997        1996
-----------------------------------------------------------------------------
Net income
     As reported                                           $133.9      $135.4
     Pro forma                                              130.0       134.9
Earnings per common share - fully diluted
     As reported                                             2.98        2.90
     Pro forma                                               2.91        2.90
Earnings per common share - primary
     As reported                                             3.01        2.90
     Pro forma                                               2.94        2.90

Fair values of the options were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                 March 31
                                                              --------------
                                                              1997     1996
----------------------------------------------------------------------------
Expected stock price volatility                               25.6%    25.6%
Expected dividend yield                                        1.5%     1.5%
Risk-free interest rate                                        6.2%     5.2%
Expected life (in years)                                         5        5


     The weighted average grant date fair values of the options granted during 1997 and 1996 were $14.12 and $11.31 per share, respectively.

NOTE 14: TAXES ON INCOME

The provision for income taxes related to continuing operations consists of the following:

In millions                                 1997    1996    1995
----------------------------------------------------------------
Current
   Federal                                 $26.6   $23.3  $137.3
   State and local                           2.9     5.0    30.4
   Foreign                                   3.4     5.0     9.3
                                           -----   -----  ------
     Total current                          32.9    33.3   177.0
                                           -----   -----  ------
Deferred
   Federal                                  (3.2)   27.2   (65.6)
   State                                     2.2     7.5   (13.5)
   Foreign                                  (0.6)    8.2    (1.3)
                                           -----   -----  ------
   Total deferred                           (1.6)   42.9   (80.4)
                                           -----   -----  ------
   Total provision                         $31.3   $76.2  $ 96.6
                                           =====   =====  ======

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Foreign pre-tax earnings were $12.1 million, $26.2 million, and $25.3 million in fiscal 1997, 1996 and 1995, respectively.

     The reconciliation between the Company's effective tax rate on income from continuing operations and the statutory Federal income tax rate follows:

                                           1997   1996      1995
----------------------------------------------------------------
Statutory federal income tax rate          35.0%  35.0%     35.0%
State and local income taxes net
     of federal tax benefit                 9.1    4.1     (20.4)
Nondeductible charge for the
     write-off of in-process technology    45.5      -         -
Nontaxable income - life insurance         (7.0)  (0.9)      1.3
Nondeductible amortization                  5.3    1.1      (5.5)
Dividends paid deduction -
     ESOP allocated shares                 (2.5)  (0.5)      3.3
Basis difference on debentures                             (65.7)
Tax expense on corporate
     restructuring to effect the
     PCS Transaction                                      (111.4)
Nondeductible compensation
     costs related to the
     PCS Transaction                                       (15.4)
Nondeductible restructuring charges                         (1.0)
Other - net                                (1.0)  (0.1)     (0.8)
                                           ----   ----    ------
Effective tax rate                         84.4%  38.7%   (180.6)%
                                           ====   ====    ======



     Income tax payments were $76 million, $97 million, and $69 million in fiscal 1997, 1996, and 1995, respectively.

     As of March 31, the deferred tax balances consisted of the following:

In millions                              1997      1996     1995
----------------------------------------------------------------
Assets
Nondeductible accruals for
     environmental obligations        $  10.6   $  11.9   $ 15.9
Receivable reserves                      17.6      13.8     12.2
Compensation and benefit-
     related accruals                    16.5      16.1     15.8
Loss and credit carryforwards             9.4         -        -
Costs associated with duplicate
     facility closures and
     workforce reductions
     related to acquired businesses      11.7         -        -
Other                                    17.6       5.8     10.6
                                      -------     -----    -----
     Current                             83.4      47.6     54.5
                                      -------     -----    -----
Nondeductible accruals for:
     Postretirement and post-
     employment plans                    76.2      76.6     81.6
     Deferred compensation               33.0      29.0     26.4
     Costs associated with facility
     closures, surplus, properties
     and asset write-downs               11.1      10.4      8.6
Retirement plan                             -       6.0        -
Systems development costs                11.8         -        -
Loss and credit carryforwards             1.7       9.7        -
Other                                    15.3      17.0     13.0
                                      -------    ------   ------
     Noncurrent                         149.1     148.7    129.6
                                      -------   -------   ------
        Total                         $ 232.5   $ 196.3   $184.1
                                      =======   =======   ======
Liabilities
Basis differences for inventory
     valuation                        $ (70.1)  $ (38.8)  $ (5.0)
Other                                    (5.2)     (5.9)    (2.8)
                                      -------    ------    -----
     Current                            (75.3)    (44.7)    (7.8)
                                      -------    ------    -----
Accelerated depreciation                (38.2)    (43.6)   (35.9)
Systems development costs                   -     (14.5)    (5.2)
Retirement plan                          (8.5)        -    (12.2)
Other                                   (10.7)     (9.9)    (5.8)
                                      -------   -------   ------
     Noncurrent                         (57.4)    (68.0)   (59.1)
                                      -------   -------   ------
        Total                         $(132.7)  $(112.7)  $(66.9)
                                      =======   =======   ======
Total net current (included in
     prepaid expenses)                $   8.1   $   2.9   $ 46.7
                                      =======   =======   ======
Total net noncurrent (included
     in other assets)                 $  91.7   $  80.7   $ 70.5
                                      =======   =======   ======

NOTE 15: POSTRETIREMENT AND
POSTEMPLOYMENT BENEFITS

Pension Plans

Substantially all full-time employees of the Company are covered under either the Company-sponsored defined benefit retirement plan or by bargaining unit sponsored multi-employer plans. The benefits for Company-sponsored plans are based primarily on age of employees at date of retirement, years of service and employees' pay during the five years prior to retirement.

     Net pension expense for the Company-sponsored defined benefit retirement plan and executive supplemental retirement plan consisted of the following:

In millions                                1997     1996     1995
-----------------------------------------------------------------
Service cost - benefits earned
     during the year                     $  5.4   $  5.3   $  6.7
Interest cost on projected
     benefit obligation                    23.6     23.7     22.4
Return on assets
     Actual (income) loss                 (35.5)   (51.6)     3.2
     Deferred gain (loss)                  12.1     31.2    (25.9)
Amortization of unrecognized
     gain and prior service costs           5.9      4.5      5.0
Amortization of unrecognized
     net transition asset                  (2.5)    (2.5)    (2.5)
Curtailment loss                            0.4        -        -
                                         ------   ------   ------
     Net pension expense                 $  9.4   $ 10.6   $  8.9
                                         ======   ======   ======

     At December 31, 1996, the Company recognized a $400,000 curtailment loss resulting from a plan amendment that froze all plan benefits based on each employee's plan compensation and creditable service accrued to that date. On January 1, 1997, the Company amended the ESOP to provide future additional benefits in place of a portion of those benefits previously provided by the pension plan.

     Assets of the plans are measured on a calendar year basis. The funded status of the company-sponsored defined benefit retirement plan at December 31, was as follows:

In millions                                1996     1995     1994
-----------------------------------------------------------------
Actuarial present value of
     benefit obligations -
     Vested benefits                     $246.0   $249.8   $204.0
     Nonvested benefits                    13.9     14.1     11.0
                                         ------   ------   ------
     Accumulated benefit obligation       259.9    263.9    215.0
     Effect of assumed increase in
        future compensation levels            -     20.7     20.9
                                         ------   ------   ------
     Projected benefit obligation for
        services rendered to date         259.9    284.6    235.9
Assets of plan at fair value              262.3    248.9    218.8
                                         ------   ------   ------
Excess (shortfall) of assets over
     projected benefit obligation           2.4    (35.7)   (17.1)
Unrecognized prior service cost
     and net loss from experience
     different from that assumed           22.1     67.1     56.7
Unrecognized net transition asset,
     recognized straight-line
     through 1998                          (3.1)    (6.0)    (8.8)
Adjustment required to recognize
     minimum liability                        -    (40.4)       -
                                         ------   ------   ------
Pension asset (liability) included in
     other assets (noncurrent
     liabilities)                        $ 21.4   $(15.0)  $ 30.8
                                         ======   ======   ======

     The projected unit credit method is utilized for measuring net periodic pension cost over the employees' service life. Costs are funded based on the recommendations of independent actuaries. The projected benefit obligations for Company-sponsored plans were determined using a discount rate of 7.75% at December 31, 1996, 7.25% at December 31, 1995, and 8.75% at December 31, 1994,
and an assumed increase in future compensation levels of 4.0% at December 31, 1995, and 5.0% at December 31, 1994. The expected long-term rate of return on assets used to determine pension expense was 9.75% for all periods. The adjustment required to recognize the minimum liability at December 31, 1995 was charged to other equity, net of tax, and was reversed at December 31, 1996.

     The assets of the plan consist primarily of listed common stocks and bonds for which fair value is determined based on quoted market prices.

     The projected benefit obligation for the Company's executive supplemental retirement plan at December 31, 1996, was $39.7 million of which $37.3 million (the accumulated benefit obligation) is recognized as a liability on the consolidated balance sheet.

Profit-Sharing Investment Plan

Retirement benefits for employees not covered by collective bargaining arrangements include a supplementary contributory profit sharing investment plan ("PSIP"). The leveraged ESOP portion of the PSIP has purchased an aggregate of
9.3 million shares of common stock since inception and 2.85 million shares of convertible preferred stock from the Company. The convertible preferred stock was converted into common stock in connection with the PCS Transaction. These purchases have been financed by 10- to 20-year loans from or guaranteed by the Company. The Company's related receivables from the ESOP have been classified as a reduction of stockholders' equity. The loans will be repaid by the ESOP from common dividends on shares not yet allocated to participants, interest earnings on cash balances not yet allocated to participants, common dividends on certain allocated shares and future Company cash contributions. The ESOP loan maturities and rates are identical to the terms of related Company borrowings; see Note 9.

     After-tax ESOP expense (income), including interest expense on ESOP debt, was $2.3 million, $(0.2) million, and $4.0 million in fiscal 1997, 1996, and 1995, respectively. Additional tax benefits received on dividends paid on unallocated shares of $3.1 million, $2.2 million, and $2.7 million in fiscal 1997, 1996, and 1995, respectively, have been credited directly to retained earnings in accordance with SFAS 109.

     Contribution expense for the PSIP in fiscal 1997, 1996, and 1995 was all ESOP related and is reflected in the amounts above. In fiscal 1997 and 1996 approximately 501,000 and 457,000 shares, respectively, were allocated to plan participants. In fiscal 1995, 693,000 shares and $8.9 million of cash were allocated to plan participants.

     In fiscal 1996, the ESOP Trust completed the purchase of 5.2 million Company shares for $212 million with the remaining proceeds received on the unallocated shares tendered in connection with the PCS Transaction; see Note 3. In fiscal 1995, one-time compensation costs related to the PCS Transaction were recorded that included $23.6 million associated with an allocation of $31.1 million of cash and 409,000 shares to ESOP plan participants resulting from a paydown of ESOP debt by the ESOP Trust with a portion of the proceeds received on the unallocated shares tendered under the Offer.

     Through March 31, 1997, 5.3 million common shares have been allocated to plan participants. At March 31, 1997, 6.8 million common shares in the ESOP Trust had not been allocated to plan participants.

Health Care and Life Insurance

In addition to providing pension benefits, the Company provides health care and life insurance benefits for certain retired employees. The Company's policy is to fund these benefits as claims are paid. The benefits have been reduced significantly for those employees retiring after December 31, 1990. In 1989, the Company implemented the preferred stock ESOP to provide funds at retirement that could be used for medical costs or health care coverage.

     Expenses for postretirement health care and life insurance benefits consisted of the following:

In millions                                     1997   1996   1995
------------------------------------------------------------------
Service cost - benefits earned
     during the period                         $ 1.1  $ 1.1  $ 1.2
Interest cost on projected
     benefit obligation                          9.4   11.4   10.5
Amortization of unrecognized
     gain and prior service costs               (5.5)  (9.3)  (7.6)
                                               -----  -----  -----
        Total                                  $ 5.0  $ 3.2  $ 4.1
                                               =====  =====  =====

     Payments for postretirement health care and life insurance benefits amounted to $13.3 million, $10.9 million, and $11.5 million in fiscal 1997, 1996, and 1995, respectively.

     The funded status and amounts recognized in the consolidated balance sheet for postretirement health care and life insurance benefits at March 31, were as follows:

In millions                                   1997    1996    1995
------------------------------------------------------------------
Accumulated postretirement
benefit obligations:
     Retirees                               $110.6  $122.2  $118.6
     Active plan participants                 12.3    17.9    16.7
                                            ------  ------  ------
        Total                                122.9   140.1   135.3
Unrecognized prior service cost
     and accumulated net gain                 24.2    14.8    27.3
                                            ------  ------  ------
Accrued postretirement
     benefit obligation                     $147.1  $154.9  $162.6
                                            ======  ======  ======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 6.0% for 1997, gradually declining to 5.0% in 1999 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the trend rate by one percentage point would increase the accumulated postretirement health care and life insurance obligation as of March 31, 1997, by $7.3 million and the related fiscal 1997 aggregate service and interest costs by $0.7 million. The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% at March 31, 1997, 7.25% at March 31, 1996, and 8.75% at March 31, 1995.

NOTE 16: SEGMENTS OF BUSINESS


In millions                             1997           1996         1995
------------------------------------------------------------------------
Revenues
     Health Care Services/(1)/     $12,591.8       $9,656.7     $9,177.7
     Water Products                    275.1          259.3        246.0
     Corporate                          19.8           37.7         15.0
                                   ---------       --------     --------
        Total                      $12,886.7       $9,953.7     $9,438.7
                                   =========       ========     ========
Operating Profit
     Health Care Services/(2)/     $    92.8/(3)/  $  206.1     $   76.1/(4)/
     Water Products                     34.6/(3)/      39.6         14.5/(4)/
                                   ---------       --------     --------
        Total                          127.4          245.7         90.6
     Interest - net/(5)/               (47.5)         (13.3)       (31.4)
     Corporate                         (42.8)         (35.5)      (112.7)/(4)/
                                   ---------       --------     --------
        Income (loss) before
        taxes on income            $    37.1       $  196.9     $  (53.5)
                                   =========       ========     ========
Segment Assets - at year end
     Health Care Services          $ 4,648.2       $2,525.3     $2,148.6
     Water Products                    144.6          142.0        142.3
                                   ---------       --------     --------
        Total                        4,792.8        2,667.3      2,290.9
     Corporate
        Cash, cash equivalents and
           marketable securities       229.8          456.2        670.4
        Net assets of discontinued
           operations                      -          125.7         88.2
     Other                             150.2          111.0        210.7
                                   ---------       --------     --------
        Total                      $ 5,172.8       $3,360.2     $3,260.2
                                   =========       ========     ========
Depreciation and Amortization
     Health Care Services          $    46.6       $   40.8     $   37.2
     Water Products                     22.8           21.5         20.5
     Corporate                           2.4            1.9          1.4
                                   ---------       --------     --------
        Total                      $    71.8       $   64.2     $   59.1
                                   =========       ========     ========
Capital Expenditures
     Health Care Services          $    41.9       $   43.5     $   44.4
     Water Products                     32.3           24.8         26.3
     Corporate                           2.7            5.3          5.7
                                   ---------       --------     --------
        Total                      $    76.9       $   73.6     $   76.4
                                   =========       ========     ========

/(1)/ Reflects the reclassification of sales and cost of sales associated with sales to customers' warehouses and includes only the gross margin on such sales in revenues.
/(2)/ Includes $11.4 million, $12.2 million, and $8.9 million of pre-tax earnings from an equity investment in fiscal 1997, 1996, and 1995, respectively.
/(3)/ Health Care Services and Water Products amounts include charges for restructuring, asset impairment, write-off of in-process purchased technology and other operating items of $140.0 million and $7.0 million, respectively.
/(4)/ Health Care Services and Water Products amounts in fiscal 1995 include charges for restructuring, asset impairment, and other operating items of $107.3 million and $17.3 million, respectively. Corporate includes $74.3 million of expense related to compensation costs associated with the PCS Transaction, charges for restructuring, asset impairment, and other operating items.
/(5)/ Interest expense is shown net of corporate interest income.
--------------------------------------------------------------------------------

     The Health Care Services segment includes the Company's U.S. pharmaceutical, health care products and medical-surgical supplies distribution businesses. U.S. Health Care operations also include marketing and other support services to pharmaceutical manufacturers, a manufacturer of automated pharmaceutical dispensing systems for hospitals and a distributor of first-aid products and supplies to industrial and commercial customers. Health Care Services also includes the Company's international distribution operations (including Canada and an equity interest in a Mexican distribution business).

     The Water Products segment is engaged in the processing, delivery, and sale of bottled drinking water to homes and businesses and the sale of packaged water to retail stores.

     Information as to the Company's foreign operations was as follows:

In millions                 1997           1996         1995
------------------------------------------------------------
Revenues/(1)/
     U.S.              $11,374.2       $8,429.5     $8,080.4
     International       1,512.5        1,524.2      1,358.3
                       ---------       --------     --------
        Total          $12,886.7       $9,953.7     $9,438.7
                       =========       ========     ========
Operating Profit
     U.S.                  102.3       $  207.5     $   64.8
     International          25.1           38.2         25.8
                       ---------       --------     --------
        Total              127.4/(2)/  $  245.7     $   90.6/(3)/
                       =========       ========     ========
Assets, at year end
     U.S.              $ 4,935.4       $3,130.9     $3,024.2
     International         237.4          229.3        236.0
                       ---------       --------     --------
        Total          $ 5,172.8       $3,360.2     $3,260.2
                       =========       ========     ========

/(1)/ Reflects the reclassification of sales and cost of sales associated with sales to customers' warehouses and includes only the gross margin on such sales in revenues.
/(2)/ Includes $147.0 million in charges for restructuring, asset impairment, and other operating items.
/(3)/ Includes $124.6 million in charges for restructuring, asset impairment, and other operating items.
------------------------------------------------------------

NOTE 17: OTHER COMMITMENTS AND
CONTINGENT LIABILITIES

In addition to commitments and obligations in the ordinary course of business, the Company is subject to various claims, other pending and potential legal actions for product liability and other damages, investigations relating to governmental laws and regulations, and other matters arising out of the normal conduct of the Company's business.

     The Company currently is a defendant in seven civil actions filed since late 1993 by retail pharmacies. The first proceeding, Feitelberg v. Abbott Laboratories, is pending in the Superior Court for the State of California (County of San Francisco) and is now referred to as Coordinated Proceeding Special Title, Pharmaceutical Cases I, II, and III. The second proceeding, HJB, Inc. v. Abbott Laboratories (now known as MDL 997), is pending in the U.S. District Court for the Northern District of Illinois. The third proceeding,

K-S Pharmacies, Inc. v. Abbott Laboratories, is pending in the Circuit Court of Wisconsin for Dane County. A fourth action, Adams v. Abbott Laboratories, was filed in the U.S. District Court for the Eastern District of Arkansas. A fifth action, Salk Drug Co. v. Abbott Laboratories, was filed in the District Court of Minnesota, Fourth Judicial District. A sixth action was filed in California Superior Court for San Francisco County, Horton v. Abbott Laboratories, et al., has been consolidated with Coordinated Proceeding Special Title, Pharmaceutical Cases I, II and III. A seventh case, Durrett v. Upjohn Co., was served on McKesson in 1996. These actions were brought as purported class actions on behalf of all other similarly-situated retail pharmacies. A class has been certified in Feitelberg and in MDL 997. There are numerous other defendants in these actions including pharmaceutical manufacturers, a pharmaceutical mail order firm, and several other wholesale distributors. These cases allege, in essence, that the defendants have unlawfully conspired together and agreed to fix the prices of brand name pharmaceuticals sold to plaintiffs at artificially high, discriminatory, and non-competitive levels, all in violation of various state and federal antitrust laws. Some of the plaintiffs specifically contend that the wholesaler and manufacturer defendants are engaged in a conspiracy to fix prices charged to plaintiffs and members of the purported classes (independent and chain retail drug stores) above the price levels charged to mail order pharmacies, HMOs and other institutional buyers. The California cases allege, among other things, violation of California antitrust law. In MDL 997, plaintiffs allege that defendants' actions constitute price fixing in violation of the Sherman Act. In the K-S Pharmacies, Inc., Salk Drug and Durrett complaints, plaintiffs allege violation of Wisconsin, Minnesota, and Alabama antitrust laws, respectively. In each of the complaints, except Adams, plaintiffs seek certification as a class and remedies in the form of injunctive relief, unquantified monetary damages (trebled as provided by law), and attorneys fees and costs. In addition, the California cases seek restitution. In MDL 997, plaintiffs have appealed the court's ruling granting the motion for summary judgment filed by the Company and other wholesaler defendants. In K-S Pharmacies, the court dismissed the Company and other wholesaler defendants with prejudice and plaintiffs have appealed. In Durrett, the court denied the wholesalers' motion to dismiss. The Company believes it has meritorious defenses to the allegations made against it and intends to vigorously defend itself in all of these cases.

In addition, the Company has entered into a judgment sharing agreement with certain pharmaceutical manufacturer defendants, which provides generally that the Company (together with the other wholesale distributor defendants) will be held harmless by such pharmaceutical manufacturer defendants and will be indemnified against the costs of adverse judgments, if any, against the wholesaler and manufacturers in these or similar actions, in excess of $1 million in the aggregate per wholesale distributor defendant.

     In December 1996, a purported stockholder class action entitled Vogel vs. Armstrong, et al., was filed in the Court of Chancery of the State of Delaware against the Company, Armor All Products Corporation ("Armor All"), then current members of Armor All's Board of Directors, and The Clorox Company ("Clorox"). The complaint alleges that (i) the Company and Armor All's directors breached their fiduciary duties to Armor All's public shareholders by entering into an agreement to sell Armor All for an insufficient price, (ii) the Company and the Armor All directors, contrary to their fiduciary duties, consummated the sale in order to favor the Company over the public shareholders of Armor All, and (iii) Clorox, in purchasing the shares of Armor All, aided and abetted those breaches of fiduciary duty. Plaintiff seeks rescission, compensatory damages, interest, and attorneys fees and costs. The Company has filed a motion to dismiss the complaint, believes it has meritorious defenses to the allegations made against it, and intends to vigorously defend the litigation.

     In January 1997, the Company and 12 pharmaceutical manufacturers (the "Manufacturer Defendants") were named as defendants in the matter of FoxMeyer Health Corporation vs. McKesson Corporation, et al., filed in the District Court in Dallas County, Texas. In its complaint, Plaintiff (the parent corporation of FoxMeyer Drug Company and FoxMeyer Corporation collectively, "FoxMeyer Corporation") alleges that, among other things, the Company (i) defrauded Plaintiff, (ii) competed unfairly and tortiously interfered with FoxMeyer Corporation's business operations, and (iii) conspired with the Manufacturer Defendants, all in order to destroy FoxMeyer Corporation's business, restrain trade and monopolize the marketplace, and allow the Company to purchase that business at a distressed price. Plaintiff seeks relief against all defendants in the form of compensatory damages of at least $400 million, punitive damages, attorneys fees and costs. The Company has answered the complaint, denying the allegations, and removed the case to federal bankruptcy court in Dallas. A motion to transfer the case to bankruptcy court in Delaware is pending.

The Company believes it has meritorious defenses to the allegations made against it and intends to vigorously defend the litigation.

     In July 1995, a purported class action was filed in the Supreme Court of the State of New York against General Medical Corp., Inc., and several other defendants by Richard A. Bernstein, Chairman and President of Rabco Health Services, Inc. and Chairman of General Medical at the time of its leveraged buyout in 1993. Plaintiff alleges a conspiracy to orchestrate the buyout of plaintiff's interest in Rabco at an unfairly low price. Plaintiff alleges common law fraud, breach of fiduciary duty and inducing breach of fiduciary duty. Plaintiff seeks rescissionary damages of $50 million, compensatory damages of $25 million, and punitive damages of $25 million. The complaint was dismissed in September 1996 and an appeal by plaintiff is pending. The Company believes that it has meritorious defenses to the allegations made against it and intends to vigorously defend the action.

     Primarily as a result of the operation of its former chemical businesses, which were divested in fiscal 1987, the Company is involved in various matters pursuant to environmental laws and regulations:

     The Company has received claims and demands from governmental agencies relating to investigative and remedial actions purportedly required to address environmental conditions alleged to exist at five sites where the Company (or entities acquired by the Company) formerly conducted operations; and the Company, by administrative order or otherwise, has agreed to take certain actions at those sites, including soil and groundwater remediation.

     The current estimate (determined by the Company's environmental staff, in consultation with outside environmental specialists and counsel) of the upper limit of the Company's range of reasonably possible remediation costs for these five sites is approximately $22 million, net of $5 million which third parties have agreed to pay in settlement or which the Company expects, based either on agreements or nonrefundable contributions which are ongoing, to be contributed by third parties. The $22 million is expected to be paid out between April 1997 and March 2028 and is included in the Company's recorded environmental reserves at March 31, 1997.

     In addition, the Company has been designated as a potentially responsible party (PRP) by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (the "Superfund" law), for environmental assessment and cleanup costs as the result of the Company's alleged disposal of hazardous substances at 22 Superfund sites. With respect to each of these Superfund sites, numerous other PRPs have similarly been designated and, while the current state of the law potentially imposes joint and several liability upon PRPs, as a practical matter costs of these sites are typically shared with other PRPs. The Company's estimated liability at those 22 Superfund sites is approximately $2 million, net of $4 million which insurance companies, and $3 million which another PRP, are expected or have agreed to contribute to the Company's allocated share. The aggregate settlements and costs paid by the Company in Superfund matters to date has not been significant. The $2 million is included in the Company's recorded environmental reserves at March 31, 1997.

     The potential costs to the Company related to environmental matters is uncertain due to such factors as: the unknown magnitude of possible pollution and cleanup costs; the complexity and evolving nature of governmental laws and regulations and their interpretations; the timing, varying costs and effectiveness of alternative cleanup technologies; the determination of the Company's liability in proportion to other PRPs; and the extent, if any, to which such costs are recoverable from insurance or other parties.

     Management believes, based on current knowledge and the advice of the Company's counsel, that the outcome of the litigation and governmental proceedings discussed in this note will not have a material adverse effect on the Company.

NOTE 18: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                           First          Second        Third         Fourth         Fiscal
In millions except per share amounts                     Quarter         Quarter      Quarter        Quarter           Year
---------------------------------------------------------------------------------------------------------------------------
FISCAL 1997
     Revenues/(1)/                                      $2,670.6       $2,730.9      $3,486.6       $3,998.6      $12,886.7
     Gross profit                                          231.9          231.0         243.8          330.6        1,037.3
     Income (loss) after taxes
        Continuing operations                              (21.4)/(2)/     25.8         (36.1)/(3)/     36.8            5.1
        Discontinued operations                              3.3            2.3           2.1            0.9            8.6
        Discontinued operations -
           Gain on sale of Armor All                           -              -         120.2              -          120.2
                                                        --------       --------      --------       --------      ---------
           Total                                        $  (18.1)      $   28.1      $   86.2       $   37.7      $   133.9
                                                        ========       ========      ========       ========      =========
Earnings (loss) per common share
     Fully diluted
        Continuing operations                           $  (0.49)      $   0.59      $  (0.82)      $   0.81      $    0.13
        Discontinued operations                             0.08           0.05          0.05           0.02           0.19
        Discontinued operations -
           Gain on sale of Armor All                           -              -          2.70              -           2.66
                                                        --------       --------      --------       --------      ---------
           Total                                        $  (0.41)      $   0.64      $   1.93       $   0.83      $    2.98
                                                        ========       ========      ========       ========      =========
     Primary
        Continuing operations                           $  (0.49)      $   0.59      $  (0.83)      $   0.81      $    0.12
        Discontinued operations                             0.08           0.05          0.06           0.02           0.19
        Discontinued operations -
           Gain on sale of Armor All                           -              -          2.71              -           2.70
                                                        --------       --------      --------       --------      ---------
           Total                                        $  (0.41)      $   0.64      $   1.94       $   0.83      $    3.01
                                                        ========       ========      ========       ========      =========
Cash dividends per share                                $   0.25       $   0.25      $   0.25       $   0.25      $    1.00
                                                        ========       ========      ========       ========      =========
Market prices per common share
     High                                               $ 51 1/4       $ 48 1/8      $ 56 3/4       $ 68 1/4      $  68 1/4
     Low                                                  44 1/8         41 1/8        45 3/4         52 1/8         41 1/8

FISCAL 1996
     Revenues/(1)/                                      $2,388.3       $2,402.6      $2,581.1       $2,581.7      $ 9,953.7
     Gross profit                                          221.2          229.3         226.2          238.8          915.5
     Income after taxes
        Continuing operations                               28.0           28.2          28.7           35.8          120.7
        Discontinued operations                              4.8            3.5           4.2            2.2           14.7
                                                        --------       --------      --------       --------      ---------
           Total                                        $   32.8       $   31.7      $   32.9       $   38.0      $   135.4
                                                        ========       ========      ========       ========      =========

Earnings per common share
     Fully diluted
        Continuing operations                           $   0.60       $   0.61      $   0.61       $   0.77      $    2.59
        Discontinued operations                             0.10           0.07          0.09           0.05           0.31
                                                        --------       --------      --------       --------      ---------
           Total                                        $   0.70       $   0.68      $   0.70       $   0.82      $    2.90
                                                        ========       ========      ========       ========      =========
     Primary
        Continuing operations                           $   0.60       $   0.61      $   0.61       $   0.77      $    2.59
        Discontinued operations                             0.10           0.07          0.09           0.05           0.31
                                                        --------       --------      --------       --------      ---------
           Total                                        $   0.70       $   0.68      $   0.70       $   0.82      $    2.90
                                                        ========       ========      ========       ========      =========
Cash dividends per share                                $   0.25       $   0.25      $   0.25       $   0.25      $    1.00
                                                        ========       ========      ========       ========      =========
Market prices per common share
     High                                               $ 47 3/8       $ 46 5/8      $ 53 1/4       $ 55 5/8      $  55 5/8
     Low                                                  37 1/4         42 5/8        44 7/8         46 1/2         37 1/4

/(1)/ Reflects the reclassification of sales and cost of sales associated with sales to customers' warehouses and includes only the gross margin on such sales in revenues.
/(2)/ Includes a charge for $48.2 million to write off purchased in-process technology.
/(3)/ Includes $61.3 million in after-tax charges for restructuring, asset impairment, and other operating items.

                   ----------------------------------------
                   STATEMENT OF MANAGEMENT'S RESPONSIBILITY
                   ----------------------------------------

Management is responsible for the preparation and accuracy of the consolidated financial statements and other information included in this report. The financial statements have been prepared in conformity with generally accepted accounting principles using, where appropriate, management's best estimates and judgments.

     In meeting its responsibility for the reliability of the financial statements, management has developed and relies on the Company's system of internal accounting control. The system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed as authorized and are properly recorded. The system is augmented by written policies and procedures and an internal audit department.

     The Board of Directors reviews the financial statements and reporting practices of the Company through its Audit Committee, which is composed entirely of directors who are not officers or employees of the Company. The committee meets regularly with the independent auditors, internal auditors, and management to discuss audit scope and results and to consider internal control and financial reporting matters. Both the independent and internal auditors have direct unrestricted access to the Audit Committee. The entire Board of Directors reviews the Company's financial performance and financial plan.


/s/ Mark A. Pulido

Mark A. Pulido
President and Chief Executive Officer


/s/ Richard H. Hawkins

Richard H. Hawkins
Vice President and Chief Financial Officer

                         ----------------------------
                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


THE STOCKHOLDERS AND BOARD OF DIRECTORS OF MCKESSON CORPORATION:

We have audited the accompanying consolidated balance sheets of McKesson Corporation and subsidiaries as of March 31, 1997, 1996, and 1995, and the related statements of consolidated income, consolidated stockholders' equity, and consolidated cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of McKesson Corporation and subsidiaries at March 31, 1997, 1996, and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
May 16, 1997

                             ----------------------
                             DIRECTORS AND OFFICERS
                             ----------------------

                  BOARD OF DIRECTORS                                                 PRINCIPAL EXECUTIVES
Alan Seelenfreund, 60             Mark A. Pulido, 44                 Alan Seelenfreund, 60           Mark A. Pulido, 44
Chairman of the Board,            President and                      Chairman of the Board/1/        President and
McKesson Corporation              Chief Executive Officer,                                           Chief Executive Officer/1/
                                  McKesson Corporation
Mary G. F. Bitterman, 53                                                            CORPORATE OFFICERS
President and                     Carl E. Reichardt, 65
Chief Executive Officer,          Chairman of the Board,             William A. Armstrong, 56        Nancy A. Miller, 53
KQED, Inc.                        Retired,                           Vice President                  Vice President and
                                  Wells Fargo & Company              Human Resources and             Corporate Secretary
Tully M. Friedman, 55                                                Administration
Chairman and                      Jane E. Shaw, 58                                                   Steven B. Nielsen, 49
Chief Executive Officer,          Founder, The Stable                Michael T. Dalby, 51            Vice President and
Tully M. Friedman &               Network;                           Vice President                  Chairman and
Company, LLC                      Former President and               Strategic Planning              Chief Executive Officer,
                                  Chief Operating Officer,                                           McKesson General
John M. Pietruski, 64             ALZA Corporation                   John H. Hammergren, 38          Medical Corp.
Chairman of the Board,                                               Vice President and
Texas Biotechnology               Robert H. Waterman, Jr., 60        President, McKesson             Charles A. Norris, 51
Corporation;                      Chairman, The Waterman             Health Systems                  Vice President and
Chairman and Chief                Group, Inc.                                                        President, McKesson Water
Executive Officer, Retired,                                          Richard H. Hawkins, 47          Products Company
Sterling Drug, Inc.               /1/ Elected May 30, 1997.          Vice President and
                                                                     Chief Financial Officer         Alan M. Pearce, 48
David S. Pottruck, 48                                                                                Treasurer/2/
President and                                                        David L. Mahoney, 42
Chief Operating Officer,                                             Vice President and              Carmine J. Villani, 54
The Charles Schwab                                                   President, Pharmaceutical       Vice President and
Corporation/1/                                                       and Retail Services             Chief Information Officer

                                                                     Mark T. Majeske, 39             Heidi E. Yodowitz, 43
                                                                     Vice President and              Controller
                                                                     President, Customer
                                                                     Operations                  /1/ From April 1, 1997, Alan
                                                                                                     Seelenfreund will serve
                                                                     Ivan D. Meyerson, 52            as Chairman of the Board
                                                                     Vice President and              of Directors of McKesson,
                                                                     General Counsel                 while Mark A. Pulido
                                                                                                     becomes Chief Executive
                                                                                                     Officer as well as
                                                                                                     President.

                                                                                                 /2/ Elected May 30, 1997.

COMMITTEES OF THE BOARD AND WHAT THEY DO

To assist the Board of Directors in carrying out its responsibilities, the board has established five standing committees. The responsibilities and membership of the committees are as follows:

     The Audit Committee recommends the selection of independent auditors and monitors their activities. The committee reviews the annual audited financial statements and the Form 10-K annual report; consults with internal and external auditors and management on internal financial control procedures; and reviews on an ongoing basis implementation and compliance with the Corporate Code of Conduct. The committee consists of Jane Shaw, chair; Mary Bitterman; Carl Reichardt; and Robert Waterman.

     The Compensation Committee oversees the pension, incentive and stock option plans for senior and mid-level managers, establishes investment policies and selects managers of the retirement funds. The committee also recommends compensation of the chief executive officer and approves compensation and terms of employment of other principal officers. The committee consists of John Pietruski, chair; Tully Friedman; Carl Reichardt; and Jane Shaw.

     The Executive Committee is authorized to exercise most of the powers of the board when it is not in session. The committee is chaired by Alan Seelenfreund and also includes Tully Friedman, John Pietruski, Jane Shaw, and Robert Waterman.

     The Finance Committee reviews long-range financial policies and annual financial plans with management and provides advice and counsel to management on all significant financial matters. Members of the committee are Tully Friedman, chair; Mary Bitterman; Carl Reichardt; and Alan Seelenfreund.

     The Committee on Directors and Corporate Governance considers and recommends nominees for election to the board; reviews and makes recommendations concerning the size and composition of the board, criteria for election to the board, the structure and membership of board committees and director compensation and benefits; and oversees matters of corporate governance. Members of the committee are Robert Waterman, chair; Tully Friedman; John Pietruski; and Jane Shaw.

                            -----------------------
                            SHAREHOLDER INFORMATION
                            -----------------------

COMMON STOCK

McKesson common stock is listed on the New York Stock Exchange and the Pacific Exchange (ticker symbol MCK) and is quoted in the daily stock tables carried by most newspapers.

VISIT MCKESSON'S HOME PAGE

Internet browsers may visit McKesson Corporation's home page on the World Wide Web at http://www.mckesson.com

INFORMATION AVAILABLE FROM FIRST CHICAGO

First Chicago Trust Co. of New York, P.O. Box 2500, Jersey City, N.J. 07303-2500, acts as transfer agent, registrar, dividend-paying agent and dividend reinvestment plan agent for McKesson stock and maintains all stockholder records for the corporation. For information about McKesson stock or to request replacement of lost dividend checks, stock certificates or 1099s, stockholders may call First Chicago's Telephone Response Center at (201) 324-1644, weekdays 8:30 a.m. to 7:00 p.m., EST. First Chicago also has an Internet address -- fctc@em.fcnbd.com -- that stockholders may use 24 hours a day to request account information. First Chicago will acknowledge and respond to electronic communications through the Internet. For more information, call First Chicago's Telephone Response Center.

DIVIDENDS

Dividends are generally paid on the first business day of January, April, July, and October to stockholders of record on the first business day of the preceding month. You may have your dividend check deposited directly into your checking or savings account. For more information, or to request an enrollment form, call First Chicago at (800) 870-2340, Monday through Friday, 8:00 a.m. - 10:00 p.m., EST, or Saturday, 8:00 a.m. - 3:30 p.m., EST.

DIVIDEND REINVESTMENT PLAN

McKesson's Dividend Reinvestment Plan offers stockholders the opportunity to reinvest dividends in common stock and to purchase additional common stock without paying brokerage commissions or other service fees, and to have their stock certificates held in safekeeping. For more information or to request an enrollment form, call First Chicago's Telephone Response Center at
(201) 324-1644.

ANNUAL REPORT ON FORM 10-K

Stockholders may obtain, without charge, a copy of McKesson's annual report on Form 10-K to the Securities and Exchange Commission, excluding certain exhibits, by writing to: Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104; (800) 826-9360.

ANNUAL MEETING TO BE HELD JULY 30

McKesson's annual meeting of stockholders will be held at 10:00 a.m., PDT, on Wednesday, July 30, 1997, in the Colonial Room at The Westin St. Francis Hotel, 335 Powell St., San Francisco.

MCKESSON NEWS RELEASES

The company makes news releases available at no charge through the McKesson NewsOnDemand fax service. To immediately receive an index of available releases, call 1-800-344-6495 and press 2.

ANALYST COVERAGE OF MCKESSON

 . A.G. Edwards & Sons, Inc.
 . Alex. Brown & Sons, Inc.
 . Bear, Stearns & Co., Inc.
 . Cleary Gull Reiland & McDevitt, Inc.
 . Donaldson, Lufkin & Jenrette Securities Corporation
 . Goldman Sachs & Co.
 . Monness, Crespi, Hardt & Co., Inc.
 . Morgan Stanley & Co., Inc.
 . Salomon Brothers, Inc.
 . Value Line Securities, Inc.
 . Wheat First Butcher Singer, Inc.

                             --------------------
                             INVESTOR PERSPECTIVE
                             --------------------

An Investor's View of McKesson

As the largest health care supply management company in North America, McKesson is simultaneously increasing its business scope and its value as an investment. Capturing the benefits of scale and technological sophistication through acquisition and internal development, McKesson has deployed its strong balance sheet to gain share and move into the lead in an industry with robust growth prospects. In turn, these fundamental economic strengths support investor confidence in McKesson's ability to meet Wall Street expectations.

     During fiscal 1997, the stock market enthusiastically endorsed McKesson's intensified health care focus, including its acquisitions and divestitures, as well as the increased frequency of our investor communications program. The direct result has been a tripling of reports published by Wall Street brokerage firms that cover the company's progress. Increased coverage leads to increased demand. Both reflect a very positive environment for current and future McKesson shareholders.

--------------------------------------------------------------------------------
"WE BELIEVE THAT MANAGEMENT IS TRANSFORMING THE COMPANY INTO A MORE COMPETITIVE HEALTHCARE COMPANY AND THAT GROWTH WILL ACCELERATE IN THE 1998-2000 TIME FRAME."

                                      David Risinger, Morgan Stanley & Co., Inc.
--------------------------------------------------------------------------------

     McKesson financial targets have been clarified for investors. In support of our mission, we intend to achieve 20 percent growth in earnings per share, return on equity in excess of 15 percent, and a debt-to-total-capital ratio of between 40 and 50 percent.

     As McKesson's profile changes, its shareholder base is growing and changing in response. New owners are matching McKesson's aggressive financial targets with their own portfolio goals. That process, begun in fiscal 1997, has significantly increased the number of money market managers monitoring McKesson's performance and prospects. The share-price and multiple expansion experienced by McKesson common stock during fiscal 1997 are creating an institutional investor base oriented to growth.



"WE REMAIN EXTREMELY BULLISH ON THE OUTLOOK FOR McKESSON SHARES AND FEEL THAT THE COMPANY IS MAKING ALL THE PROPER STRATEGIC MOVES IT NEEDS TO CONTINUE TO BE A LEADER IN ALL ASPECTS OF HEALTH CARE SUPPLY MANAGEMENT."
                                             John Ford, Bear, Stearns & Co. Inc.
--------------------------------------------------------------------------------

                         ----------------------------
                         SHAREHOLDER INVESTMENT STYLE
                         ----------------------------

                            McKesson Investor Base*
                                  In percent

                           [PIE GRAPH APPEARS HERE]

              Growth - 26%                     Classic Value - 32%
              Aggressive Growth - 4%           Balanced - 2%
              Income - 2%                      Growth at Any
              Value/Income -11%                Reasonable Price - 23%

                          *AT FISCAL YEAR END - 1997

--------------------------------------------------------------------------------

"KEY INDUSTRY PLAYERS ARE BROADENING THEIR FOCUS IN AN ATTEMPT TO EXPAND CHANNEL INFLUENCE. McKESSON CORP. SEEKS TO GAIN A CLEAR MARKET-SHARE LEADERSHIP ROLE WITH ITS ACQUISITIONS, AS THEY WILL PROVIDE THE COMPANY WITH A BIGGER RETAIL BUYING BASE."
                                             Larry Marsh, Salomon Brothers, Inc.

--------------------------------------------------------------------------------









                        [LOGO OF McKESSON APPEARS HERE]

        McKESSON CORPORATION One Post Street San Francisco, CA 94104
                           Telephone:  415-983-8300


--------------------------------------------------------------------------------